SCHEDULE 14A INFORMATION

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JDA SOFTWARE GROUP, INC.
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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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JDA SOFTWARE GROUP, INC.
14400 North 87th Street
Scottsdale, Arizona 85260

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 26, 2011

To Our Stockholders:

You are cordially invited to attend the 2011 Annual Meeting of Stockholders of JDA Software Group, Inc. Our Annual Meeting will be held on Thursday, May 26, 2011, at 3:00 p.m., Mountain Standard Time, at our corporate headquarters, 14400 North 87th Street, Scottsdale, Arizona 85260, for the following purposes:

1. To elect two Class III directors to each serve three-year terms on our Board of Directors.

2. To consider an advisory vote on the compensation of our named executive officers.

3. To consider an advisory vote on the frequency of the advisory vote on executive compensation.

4. To ratify the appointment of our independent public accountants for the year ending December 31, 2011.

5. To transact such other business as may properly come before the meeting.

These items are more fully described in the following pages, which are made part of this notice.

Stockholders of record at the close of business on March 31, 2011 are entitled to notice of, and to vote at, the 2011 Annual Meeting of Stockholders and any adjournments or postponements thereof. A stockholder may only vote at the meeting if the holder is present in person or represented by proxy. A copy of our 2010 Annual Report to Stockholders, which includes audited financial statements, is enclosed.

Whether or not you plan to attend the meeting, your vote is very important and we encourage you to vote promptly. After reading the proxy statement, please promptly mark, sign and date the enclosed proxy card and return it in the prepaid envelope provided. Alternatively, you may vote your shares via a toll-free telephone number or over the Internet. Instructions regarding all three methods of voting are provided on the proxy card.

By Order of the Board of Directors,

G. Michael Bridge
Corporate Secretary

Scottsdale, Arizona
April 14, 2011

IMPORTANT: PLEASE VOTE YOUR SHARES VIA TELEPHONE OR THE INTERNET, AS DESCRIBED IN THE ENCLOSED PROXY OR VOTE INSTRUCTION CARD, TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING, OR, IF YOU RECEIVED A PAPER COPY OF THE PROXY CARD BY MAIL, YOU MAY MARK, SIGN AND DATE THE PROXY CARD AND RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY CHOOSE TO VOTE IN PERSON EVEN IF YOU HAVE PREVIOUSLY VOTED YOUR SHARES.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 26, 2011. Our Proxy Statement is attached. Financial and other information concerning JDA Software Group, Inc. is contained in our Annual Report to Stockholders for the fiscal year ended December 31, 2010. A complete set of proxy materials relating to our annual meeting is available on the Internet. These materials, consisting of the Notice of Annual Meeting, Proxy Statement, Proxy Card and Annual Report to Stockholders, may be viewed at http:/materials.proxyvote.com/46612K.

Proxy Statement
GENERAL INFORMATION
PROPOSAL 1 ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE OFFICERS OF THE COMPANY
EXECUTIVE COMPENSATION COMPENSATION DISCUSSION AND ANALYSIS
SUMMARY COMPENSATION TABLE
2010 GRANTS OF PLAN-BASED AWARDS
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OPTION EXERCISES AND STOCK VESTED
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
COMPENSATION OF DIRECTORS
SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
REPORT OF THE AUDIT COMMITTEE
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
PROPOSAL 2 ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION (SAY-ON-PAY)
PROPOSAL 3 ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION
PROPOSAL 4 RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
TRANSACTION OF OTHER BUSINESS
STOCKHOLDERS SHARING THE SAME LAST NAME AND ADDRESS
STOCKHOLDER PROPOSALS FOR 2012 ANNUAL MEETING
ANNUAL REPORT
FORM 10-K

JDA SOFTWARE GROUP, INC.
14400 North 87th Street
Scottsdale, Arizona 85260

Proxy Statement
for
Annual Meeting of Stockholders
To Be Held on May 26, 2011

This proxy statement is being furnished to you in connection with the solicitation of proxies by the Board of Directors of JDA Software Group, Inc. for use at its annual meeting of stockholders to be held on May 26, 2011, or any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. Your vote is very important. For this reason, the Board of Directors is requesting that you allow your common stock to be represented at the annual meeting by the persons named as proxies on the enclosed proxy card or instruction card. This proxy statement is being provided to you in connection with this request and has been prepared for the Board of Directors by our management. The terms “we,” “our,” “JDA” and “Company” refer to JDA Software Group, Inc, and its subsidiaries. This proxy statement is first being sent or made available to our stockholders on or about April 14, 2011.

GENERAL INFORMATION

Who can vote?	You are entitled to vote your stock if our records show that you held your shares as of March 31, 2011, the record date for our meeting. At the close of business on that date, 42,276,491 shares of common stock (“Common Stock”) were outstanding and entitled to vote on the respective matters described herein. With respect to each matter to be considered at the annual meeting, each holder of record of Common Stock as of the record date will be entitled to one vote for each share held. All Other Matters. The holders of our Common Stock will have the right to vote on all other matters properly brought before the meeting.
The enclosed proxy card shows the number of shares that you are entitled to vote. Your individual vote is confidential. We use our transfer agent to tabulate votes, but we will not disclose your vote to others.
How do I vote?	Most of our stockholders have three options for submitting their votes: (i) by telephone, (ii) via the Internet, or (iii) by mail. If your stock is held by a broker, bank or other nominee (i.e., in street name), you will receive instructions from the registered holder that you must follow in order to have your shares voted. If you hold your shares in your own name (i.e., as a holder of record), you may instruct the persons named as proxies how to vote your shares by signing, dating and mailing the proxy card in the envelope provided. Of course, you can always come to the meeting and vote your shares in person.
How may I revoke my proxy instructions?	You may revoke your proxy instructions by any of the following procedures:
1. Vote again by telephone or via the internet;
2. Send us another signed proxy with a later date;
3. Send a letter to our Corporate Secretary revoking your proxy before your stock has been voted by the persons named as proxies at the meeting; or
4. Attend the annual meeting and vote your shares in person.

How are votes counted?	The annual meeting will be held if a majority of our outstanding shares entitled to vote is represented at the meeting. If you have returned valid proxy instructions or attend the meeting in person, your shares will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters introduced at the meeting.
If you give us a proxy without giving specific voting instructions, your shares will be voted by the persons named as proxies as recommended by the Board of Directors, in favor of Proposals 1, 2 and 4, and, with respect to Proposal 3, in favor of the option of once every year as the frequency with which stockholders are provided an advisory vote on executive compensation. We are not aware of any other matters to be presented at the annual meeting except for those described in this proxy statement. However, if any other matters not described in this proxy statement are properly presented at the meeting, the persons named as proxies will use their own judgment to determine how to vote your shares. If the meeting is adjourned, your shares may be voted by the persons named as proxies on the new meeting date as well, unless you have revoked your proxy instructions prior to that time.
Stockholders whose shares are registered in their own names may vote by telephone, via the internet, or by returning a proxy card. Please either follow the directions in the proxy or vote instruction card, or complete, sign and return the proxy card in the self-addressed, postage paid envelope provided.
A “broker non-vote” occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or other nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Broker non-votes are counted as present or represented for purposes of determining the presence or absence of a quorum for the annual meeting, if such shares are otherwise properly represented at the meeting in person or by proxy, but are not counted for purposes of determining the number of shares entitled to vote on any proposal in respect of which the broker or other nominee lacks discretionary authority.
If you are a holder of record (that is, your shares are registered in your own name with our transfer agent) and you don’t vote your shares, your shares will not be voted.
If you hold your shares in “street name,” and you do not give your bank, broker or other holder of record specific voting instructions for your shares, your record holder can vote your shares on routine matters, which include the ratification of our independent public accountants. However, your record holder cannot vote your shares without your specific instructions on the election of directors or on matters that relate to executive compensation, including the advisory votes described below on the compensation of our named executive officers and on the frequency of the advisory vote on executive compensation. If you hold your shares in “street name,” please refer to the information forwarded by your bank, broker or other holder of record for procedures on revoking or changing your proxy.

What vote is required?	Election of Directors. There are two nominees for election as Class III directors at the 2011 annual meeting, James D. Armstrong and Hamish N. Brewer. Messrs. Armstrong and Brewer will be elected upon the affirmative vote of the majority of votes cast with respect to their election, which means a majority of the votes voted “for” Mr. Armstrong must exceed the number of votes cast against Mr. Armstrong, and a majority of the votes voted “for” Mr. Brewer must exceed the number of votes cast against Mr. Brewer. Votes that are withheld, abstentions, and broker non-votes will have no effect on the outcome of the election.
Advisory Vote on the Compensation of Our Named Executive Officers. Approval of the proposal to approve, on an advisory basis, the compensation of our named executive officers requires the affirmative vote of a majority of shares of Common Stock present at the annual meeting, in person or represented by proxy, and entitled to vote on this proposal. Abstentions will have the same effect as votes against this proposal. Broker non-votes will have no effect on this proposal as brokers are not entitled to vote on such proposals in the absence of voting instructions from the beneficial owner. Although this vote is advisory and is not binding on our Board of Directors, the Board of Directors and the Compensation Committee will consider the voting results, along with other relevant factors, in connection with their ongoing evaluation of our compensation program. However, a vote on this proposal represents only an advisory vote of the shareholders and is non-binding.
Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation. Approval of the proposal to approve, on an advisory basis, the option of once every year as the frequency with which stockholders are provided an advisory vote on compensation of our named executive officers requires the affirmative vote of the majority of shares present at the annual meeting, in person or represented by proxy, and entitled to vote on this proposal. Broker non-votes will have no effect on the outcome of this proposal, while abstentions will have the effect of a vote against this proposal. Although this vote is advisory and is not binding, the compensation committee will consider the outcome, along with other relevant factors, in recommending a voting frequency to the Board of Directors.
Ratification of Independent Auditors. Approval of the proposal to ratify the appointment of Deloitte & Touche LLP (“Deloitte & Touche”) as our independent auditors requires the affirmative vote of the majority of the shares of Common Stock present at the annual meeting, in person or represented by proxy, and entitled to vote on this proposal.
Who pays the cost of this proxy solicitation?	We will pay the cost of this proxy solicitation. We will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy material to their principals and obtaining their proxies. We will solicit proxies by mail or via the Internet, except for any incidental personal solicitation made by our directors, officers and employees, for which they will not be paid. We will pay the cost of soliciting proxies, which is not expected to exceed $60,000.

Who should I call if I have questions?	If you have questions about the annual meeting or voting, please call our Corporate Secretary, G. Michael Bridge, at (480) 308-3000.
How may I receive a copy of JDA’s annual report on Form 10-K?	A copy of our Annual Report to Stockholders on Form 10-K for the year ended December 31, 2010, is enclosed. We will mail without charge, upon written request another copy of our annual report on Form 10-K for the year ended December 31, 2010, including the consolidated financial statements, schedules and list of exhibits, and any particular exhibit specifically requested. Requests should be addressed to our Corporate Secretary at 14400 N. 87th Street, Scottsdale, Arizona 85260. Our annual report on Form 10-K is also available at www.jda.com.

PROPOSAL 1
ELECTION OF DIRECTORS

The Board of Directors of the Company, or the Board, is comprised of six directors, which are all elected by the holders of our Common Stock. We have a classified Board that currently consists of two Class I Directors (J. Michael Gullard and Richard Haddrill), two Class II Directors (Douglas G. Marlin and Jock Patton), and two Class III Directors (James D. Armstrong and Hamish N. Brewer), who will serve until the annual meeting of stockholders to be held in 2012, 2013 and 2011, respectively, and until their respective successors are duly elected and qualified. Each class of directors of the Board is elected for a term of three years to succeed those directors whose terms expire at the annual meeting dates.

The terms of the Class III Directors will expire on the date of the 2011 Annual Meeting of Stockholders. Accordingly, two individuals will be elected to serve as a Class III Directors of the Board of Directors at the 2011 Annual Meeting of Stockholders.

Upon the unanimous recommendation of the Nominating and Governance Committee, the Board has nominated Mr. Armstrong and Mr. Brewer to stand for re-election at the 2011 annual meeting of stockholders as the Class III Directors. If elected, Mr. Armstrong and Mr. Brewer will serve as directors until our annual meeting of stockholders in 2014, and until their successors are elected and qualified. If Mr. Armstrong or Mr. Brewer decline to serve or become unavailable for any reason, or if a vacancy occurs before the election (although management knows of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominees as we may designate.

If a quorum is present and voting, each nominee for the Class III Director positions receiving an affirmative vote of a majority of the votes cast in favor of his election will be elected as a Class III Director elected by the holders of Common Stock. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will have no effect on the vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION EACH OF MR. ARMSTRONG AND MR. BREWER AS A CLASS III DIRECTOR.

Information Concerning Directors

The names, ages, terms, positions, offices held, and business experience of our current Directors as of March 31, 2011, including the Class II nominees to be elected at this meeting, is set forth below:

				Term
Name	Age	Title	Class	Expires	Director Since

James D. Armstrong	60	Chairman	III	2011	1985
Hamish N. Brewer	48	Director, President and Chief Executive Officer	III	2011	2009
J. Michael Gullard(1)	66	Director	I	2012	1999
Richard Haddrill(1)	57	Director	I	2012	2011
Douglas G. Marlin(1)	63	Director	II	2013	2001
Jock Patton(1)	65	Director	II	2013	1999

(1)	Member of the Audit Committee, Compensation Committee and the Nominating and Governance Committee.

James D. Armstrong has been a Director and Chairman of the Board since co-founding our Company in 1985 (Co-Chairman from January 1999 to August 2000). Mr. Armstrong also served as our Chief Executive Officer from 1985 to July 2003 (Co-Chief Executive Officer from January 1999 to July 1999). Mr. Armstrong founded JDA Software Services, Ltd., a Canadian software development company, in 1978 and served as its President until 1987. Mr. Armstrong is Chairman of Omnilink Systems, Inc., a privately-held high-tech company that provides Vital Status Services tracking via GPS, cellular triangulation, RFID and situation-specific sensor devices, a member of the Board of WebPT, Inc., a privately-held electronic medical records software company, and a member of the Board of NETtime Solutions, LLC, a privately-held time and attendance software company. Mr. Armstrong is managing partner of Canal Partners, LLC, a private equity firm that invests in software and internet companies.

Mr. Armstrong is on the Board of Directors of Rancho Feliz Charitable Organization. Mr. Armstrong studied engineering at Ryerson Polytechnic Institute in Toronto, Ontario. As the founder of JDA, as well as its long-time Chairman and former Chief Executive Officer, Mr. Armstrong brings an extensive understanding of both JDA, in particular, and the software industry, in general, to the Board and serves as an invaluable resource for assessing and managing risks and planning for corporate strategy within the context of our overall corporate culture.

Hamish N. Brewer has served as a Director since September 2009 and our President and Chief Executive Officer since August 2003. Mr. Brewer previously served as President from March 2001 to July 2003, as Senior Vice President, Sales from 2000 to March 2001, as Senior Vice President, Enterprise Systems, from 1999 to 2000, as Senior Vice President, International from 1998 to 1999, as Director of our Europe, Middle East and African operations from 1996 to 1998, and as a Marketing Representative from 1994 to 1996. Prior to joining JDA, Mr. Brewer served as a Retail Marketing Specialist with IBM from 1986 to 1990 and in various operational positions with a privately-held retail sales organization located in England. Mr. Brewer received a Bachelor of Science and a Bachelor of Commerce degree from the University of Birmingham in England. Mr. Brewer’s long career at JDA, including in sales and management roles of increasing responsibility, as well as day to day leadership and intimate knowledge of our business and operations provide the Board with company-specific experience and expertise. Additionally, his extensive global experiences working directly with customers over the years has resulted in a deep understanding of both our markets and our competitors.

J. Michael Gullard has been a Director since January 1999. Mr. Gullard has been the General Partner of Cornerstone Management, a venture capital and consulting firm specializing in software and data communications companies, since 1984. Mr. Gullard also serves as Chairman of the Board and Audit Committee of DynTek, Inc., a publicly-held company which provides professional technology services to government, education and mid-market commercial customers, as a director and interim Chief Executive Officer of Alliance Semiconductor Corporation, a publicly-held semiconductor company, and as a director of Proxim Wireless Corporation, a publicly held wireless solutions company. Mr. Gullard previously served as Chairman of Merant PLC from 1996 to 2004, a change management software tools company, as Chairman of NetSolve, Incorporated from 1992 to 2004, an IT infrastructure management services company, as Chief Executive Officer and Chief Financial Officer of Telecommunications Technology, Inc. from 1979 to 1984, and held a variety of financial and operational management positions at Intel Corporation from 1972 to 1979. Mr. Gullard also previously served as Chairman of Mainsoft Corp., a private company, and as a director of California Micro Devices Corporation, Transmeta Corporation, and Celeritek, Inc., all publicly-held semiconductor companies. Mr. Gullard currently serves on the Board of Directors of Planar Systems, Inc., a publicly-held designer and distributor of specialty displays. Mr. Gullard attended Stanford University where he received a Bachelor of Arts Degree in Economics and a Masters Degree from the Graduate School of Business. Mr. Gullard’s extensive background with public and private technology companies, including in board of director, committee and management roles, and his financial background and knowledge brings valuable expertise and experience to the Board of Directors. Additionally, Mr. Gullard’s venture capital background and proximity to the Silicon Valley provide exposure and access to relevant new technologies and potential product acquisitions for the Company.

Richard Haddrill has been a Director since January 2011. Mr. Haddrill is currently the President, Chief Executive Officer and a member of the board of directors of Bally Technologies, Inc., a worldwide gaming company that designs, manufactures, distributes, and operates gaming devices and computerized monitoring, accounting and player-tracking systems for gaming devices. Prior to becoming the Chief Executive Officer of Bally Technologies, Inc. in 2004, Mr. Haddrill was the Chief Executive Officer and a member of the board of directors of Manhattan Associates, Inc., a global software solutions company in the supply chain industry. Mr. Haddrill also previously served as the President, Chief Executive Officer and as a member of the board of directors of Powerhouse Technologies, Inc., a technology and gaming company, and as an Area Managing Partner for Ernst & Young LLP. Mr. Haddrill’s extensive leadership and background with software and supply chain companies brings valuable expertise to the Board of Directors.

Douglas G. Marlin has been a Director since May 2001.  Mr. Marlin served as President and principal owner of Marlin Ventures, Inc., a Canadian-based consulting firm, from 1997 to 2000. From 1987 to 1996, Mr. Marlin served as President of JDA Software Services, Ltd., and from 1981 to 1987 as its Vice President. Prior to that, Mr. Marlin served in a variety of technical and development positions with IBM from 1973 to 1981. Mr. Marlin currently serves on the Board of Directors of Zed.i Solutions, Inc., a Canadian technology company that develops hardware and software for real time industrial process monitoring, and Aero-Mechanical Services Ltd, a Canadian technology company providing Internet-based aircraft monitoring services. Mr. Marlin attended the University of Calgary where he received a Bachelor of Science Degree in Mathematics. Mr. Marlin’s historical role with JDA, and his extensive experience as a consultant to and director of software and technology companies, provide significant insight and expertise to our Board.

Jock Patton has been a Director since January 1999.  Mr. Patton is a private investor and a Director of Janus Capital Group, Inc., a publicly-held investment management company. He was the independent Chair of the ING Funds Unified Board of Trustees from 2004 to 2007 and Non-Executive Chairman of the Board of Swift Transportation Company, Inc., until May of 2007 when the company was sold. Mr. Patton previously served as Chief Executive Officer of Rainbow Multimedia Group, Inc., a producer of digital entertainment, from 1999 to 2001. From 1992 to 1997, Mr. Patton served as a Director and President of StockVal, Inc., a provider of securities analysis software and proprietary data to mutual funds, major money managers and brokerage firms worldwide. Prior to 1992, Mr. Patton was a Partner and Director in the law firm of Streich Lang where he founded and headed the Corporate/Securities Practice Group. Mr. Patton has previously served on the Board of Directors of various public and private companies. Mr. Patton holds an A.B. Degree in Political Science and Juris Doctorate, both from the University of California. Mr. Patton’s extensive legal career, his experience as a chief executive, and his significant role on numerous boards of directors, give him the leadership and consensus-building skills to guide our Board on a variety of matters, including corporate governance, succession planning and acquisition matters.

CORPORATE GOVERNANCE

Our Board has adopted the JDA Software Group, Inc. Corporate Governance Guidelines (the “Guidelines”) to address significant corporate governance issues. The Guidelines provide a framework for our corporate governance initiatives and cover topics including, without limitation, the roles of the Board and management, adoption of a code for business conduct and ethics, the process for selecting qualified director candidates, guidelines for director independence and compensation, oversight in the evaluation of the Board and each committee of the Board, and policies for communications between stockholders and directors. The Nominating and Governance Committee is responsible for overseeing and reviewing the Guidelines and reporting and recommending any changes to the Board. A copy of the Guidelines is available on our website at www.jda.com.

Director Independence

In the Guidelines, the Board has adopted criteria for director independence. These criteria conform to, or are more exacting than, the independence requirements adopted by the Securities and Exchange Commission (“SEC”) and NASDAQ. The NASDAQ listing standards require that the majority of our Board be comprised of “independent” directors. The Board has determined that each of Messrs. Gullard, Marlin, Haddrill and Patton are “independent” directors.

Board Leadership Structure

The Board elects its Chairman and appoints the Company’s Chief Executive Officer according to its view of what is best for the Company at any given time. Although the offices are currently held by two separate people, which the Board has determined is in the best interests of stockholders at this time, the Board does not believe there should be a fixed rule as to whether the offices of Chairman and Chief Executive Officer should be vested in the same person or two different people, or whether the Chairman should be an employee of the Company or should be elected from among the non-employee directors. The needs of the Company and the individuals available to play these roles may dictate different outcomes at different times, and the Board believes that retaining flexibility in these decisions is in the best interest of the Company. Currently, the Board believes that Mr. Armstrong’s role as non-executive Chairman ensures a greater role for the non-management directors in the oversight of the Company and encourages more participation of the non-management directors in setting agendas and establishing priorities and procedures for the work of the Board.

Code of Business Conduct and Ethics

We adopted a Code of Business Conduct and Ethics (“Code of Ethics”) that applies to all of our employees, officers and directors, which meets the NASDAQ listing standards and the requirements of Item 406 of the SEC’s Regulation S-K and provides for prompt disclosure to the public of any change in, or waiver of, such Code of Ethics. Our Code of Ethics is available on our website at www.jda.com.

Our Code of Ethics generally prohibits conflicts of interest and related party transactions unless approved by the Audit Committee. Any transaction proposed between the Company and a related party must be submitted to the Audit Committee for review. Employees are encouraged to contact a manager or a member of our Compliance Team if they become aware of a conflict or potential conflict. Employees that become involved in a situation that gives rise to an actual conflict must inform their manager or a member of the Compliance Team of the conflict.

Our Audit Committee also adopted procedures in January 2004 for the receipt and retention of confidential, anonymous complaints made by our employees concerning accounting, auditing, financial reporting and internal controls, generally referred to as a “whistle-blowing policy,” as required by the Sarbanes-Oxley Act of 2002 and the SEC. A revised “whistle-blowing policy” was adopted by our Audit Committee in October 2005 and is available on our website at www.jda.com.

Communications between Stockholders and Directors

Stockholders may communicate with any of our directors by transmitting correspondence by mail, facsimile or email, addressed as follows:

Chairman of the Board
or Board of Directors
c/o Corporate Secretary
14400 North 87th Street
Scottsdale, Arizona 85260-3657
Fax: (480) 308-3001
Email Address: corpsec@jda.com

The communications will be transmitted to the identified director(s) as soon as practicable, unless our corporate secretary determines there are safety or security concerns that mitigate against further transmission of the communication. The Board or identified director(s) shall be advised of any communication withheld for safety or security reasons as soon as practicable.

Executive Sessions

Non-management directors meet in executive session without management present each time the Board holds its regularly scheduled meetings.

Director Attendance at Annual Meetings

We do not have a formal policy regarding attendance by members of the Board at our annual meeting of stockholders but encourage all directors to attend. We attempt to schedule our annual meeting of stockholders at a time and date to permit attendance by directors, taking into account the directors’ schedules and the timing requirements of applicable law. At our last annual meeting of stockholders, which was held on May 21, 2010, two of the five directors then in office attended.

Meetings of the Board

During the year ended December 31, 2010, the Board of Directors held thirteen meetings and took other action one time by written consent. Each current Director attended all full meetings of the Board of Directors and meetings of the committees on which he served during 2010.

Committees of our Board of Directors

Our Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. In addition, from time to time, special committees may be established under the direction of the Board of Directors when necessary to address specific issues. Each of these standing committees operates under a written charter adopted by the Board. Copies of these charters are available on our website at www.jda.com. Each standing committee is comprised entirely of “independent” directors. The members of the standing committees are identified in the following table.

Nominating and
Director	Audit	Compensation	Governance

J. Michael Gullard	Chair	✓	✓
Douglas G. Marlin	✓	✓	Chair
Richard Haddrill	✓	✓	✓
Jock Patton	✓	Chair	✓
Number of Meetings Held in 2010	6	5	2

Audit Committee.  The Audit Committee meets at least quarterly with management and our independent auditors to review and approve operating results, financial statements and earnings releases. The primary duties and responsibilities of the Audit Committee are to:

(1)	retain the independent auditor, evaluate their independence, qualifications and performance, and to approve the terms of engagement for audit and non-audit services;

(2)	review with management and the independent auditor, as appropriate, our accounting policies, financial controls, financial reports and other financial information provided by us to any governmental body or the public;

(3)	review our compliance with legal and regulatory requirements;

(4)	regularly communicate with the independent auditor and financial and senior management and regularly report to the Board;

(5)	establish and observe complaint procedures regarding accounting, internal accounting controls and auditing matters;

(6)	prepare the report required by the SEC to be included in our Proxy Statement; and

(7)	perform other duties and responsibilities as may be set forth in its charter.

Each member of the Audit Committee is independent for purposes of the NASDAQ listing standards as they apply to Audit Committee members. The Board has determined that each of Mr. Gullard, Mr. Haddrill and Mr. Patton qualify as Audit Committee financial experts under the rules of the SEC. For additional information concerning the Audit Committee and its charter, see “Report of the Audit Committee.”

Compensation Committee.  The Compensation Committee reviews all components of compensation of our executive officers and directors for consistency with the Company’s compensation philosophy. Consistent with NASDAQ listing standards, the Compensation Committee is charged with the responsibility of determining the compensation of Hamish N. Brewer, our Chief Executive Officer, and all other executive officers, including reviewing and approving salary, incentive and equity awards, employment, severance and change of control agreements and other special and supplemental benefits. The Compensation Committee can delegate to Chief Executive Officer and Chief Financial Officer the authority to grant and issue equity compensation awards, subject to the approval of the Chairman of the Compensation Committee. The Compensation Committee also approves the Compensation Discussion & Analysis for inclusion in the proxy statement. For more information on the responsibilities and activities of the Compensation Committee, including its process for determining executive compensation, see “Compensation Discussion and Analysis.” The Compensation Committee performs such other duties and responsibilities as may be set forth in its charter approved by the Board of Directors.

Each of the members of the Compensation Committee is independent for purposes of the NASDAQ listing standards. No member of management was present at any Compensation Committee meeting during 2010, except for Mr. Brewer, who was present at four meetings, Mr. G. Michael Bridge, our Senior Vice President, General Counsel and Secretary, who was present at three meetings, Mr. Peter S. Hathaway, our Executive Vice President and Chief Financial Officer, who was present at two meetings, and Mr. Jason Zintak, our Executive Vice President, Sales and Marketing, Mr. Chris Moore, our former Executive Vice President, Services, and Mr. David King, our Executive Vice President, Product Management and Development, who were each present at one meeting . None of such officers had any role at such meetings in setting his own compensation. For additional information concerning the Compensation Committee, see “Executive Compensation” and “Compensation Committee Interlocks and Insider Participation.”

Nominating and Governance Committee.  The Nominating and Governance Committee is charged with:

(1)	identifying individuals qualified to become Board members;

(2)	selecting, or recommending to the Board, director nominees for each election of directors;

(3)	developing and recommending to the Board criteria for selecting qualified director candidates;

(4)	considering committee member qualifications, appointment and removal;

(5)	recommending corporate governance principles applicable to the Company; and

(6)	providing oversight in the evaluation of the Board and each committee of the Board.

Each member of the Nominating and Governance Committee is independent for purposes of the NASDAQ listing standards. After reviewing its director qualification criteria, the Nominating and Governance Committee, in conformance with the NASDAQ listing standards, recommended that each of Mr. Armstrong and Mr. Brewer stand for re-election as a Class III Director of the Board at the 2011 Annual Meeting of Stockholders.

Risk Oversight

Our Board of Directors is responsible for oversight of our risk assessment and management process. The Board has delegated to the Compensation Committee basic responsibility for oversight of management’s compensation risk assessment, and has delegated to the Audit Committee tasks related to risk process oversight. In exercising its oversight duties, the Board receives information from each committee chair regarding the committee’s considerations and actions. The Audit Committee’s process includes a review, at least annually, of our internal audit process, resources (internal and external), as well as the scope and methodology of the internal audit process.

In addition to the reports from the Audit and Compensation Committees, our Board periodically discusses risk oversight, including as part of its annual detailed corporate strategy review, and receives reports from officers when necessary of particular risks facing the Company. In addition, members of the Board participate in scheduled, monthly operational discussions between the Board and senior management of JDA.

Director Nominations

Director Qualifications.  Our directors play a critical role in guiding the Company’s strategic direction and oversee the management of the Company. The Nominating and Governance Committee’s goal is to assemble a Board of Directors that brings to the Company diverse perspectives and skills derived from high quality business and professional experience. Board candidates are considered based upon various criteria, such as their business and professional skills and experiences, background, personal and professional ethics, integrity and values, long-term commitment to representing the best interests of our stockholders and inquisitive and objective perspective and mature judgment. Additionally, director candidates must have sufficient time available to perform all Board and committee responsibilities. Consistent with its charter, the Nominating and Governance Committee evaluates and recommends to the Board director nominees for each election of directors. When reviewing proposed nominees for director, the Governance Committee considers the following factors:

•	the appropriate size of the Company’s Board and its committees;

•	the perceived needs of the Board for particular skills, background and business experience;

•	the skills, background, reputation, and business experience of nominees in relation to the skills, background, reputation, and business experience already possessed by other members of the Board;

•	nominees’ independence from management;

•	nominees’ experience with accounting rules and practices;

•	nominees’ background with regard to executive compensation;

•	applicable regulatory and listing requirements, including independence requirements and legal considerations, such as antitrust compliance;

•	the benefits of a constructive working relationship among directors; and

•	the desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members.

The Nominating and Governance Committee may also consider from time to time, such other factors as it may deem to be in the best interests of the Company and its stockholders. Other than considering the factors listed above, we have no stated minimum criteria for director nominees. The Nominating and Governance Committee does, however, believe it appropriate for at least one member of the Board to meet the criteria for an “Audit Committee financial expert” as defined by SEC rules, and that a majority of the members of the Board meet the definition of “independent director” under the NASDAQ listing standards.

Process for Identifying and Evaluating Candidates for Election to the Board.  The Nominating and Governance Committee reviews the qualifications and backgrounds of the current directors, as well as the overall composition of the Board, and recommends to the full Board the slate of directors to be nominated for election at the annual meeting of stockholders. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Governance Committee reviews such directors against the criteria set forth above in determining whether to recommend these directors for re-election. In the case of new director candidates, the questions of independence and financial expertise are important to determine what roles can be performed by the candidate, and the Nominating and Governance Committee determines whether the candidate meets the independence standards set forth in the Sarbanes-Oxley Act of 2002, SEC rules and NASDAQ listing standards, and the level of the candidate’s financial expertise. Candidates for nomination by the Nominating and Governance Committee as director come to the attention of the Nominating and Governance Committee from time to time through incumbent directors, management, stockholders or third parties. These candidates may be considered at meetings of the Nominating and Governance Committee at any point during the year. All director candidates for nomination by the Nominating and Governance Committee must submit a completed form of directors’ and officers’ questionnaire as part of the nominating process, and the evaluation process may also include interviews and additional background and reference checks for non-incumbent nominees, at the discretion of the Nominating and Governance Committee.

In accordance with its charter and the Guidelines, the Nominating and Governance Committee’s review and assessment of incumbent directors and proposed nominees includes the consideration of a candidate’s skills, business experiences, and background, which may include with respect to any particular incumbent or proposed nominee consideration of one or more of the following criteria:

•	the extent of the director’s/proposed nominee’s educational, business, non-profit or professional acumen and experience;

•	whether the director/proposed nominee assists in achieving a mix of Board members that represents a diversity of background, perspective and experience;

•	whether the director/proposed nominee meets the independence requirements of the listing standards of NASDAQ;

•	whether the director/proposed nominee has the business experience relevant to an understanding of our business;

•	whether the director/proposed nominee would be considered a “financial expert” or “financially literate” as defined in the listing standards of the NYSE or applicable law;

•	whether the director/proposed nominee, by virtue of particular technical expertise, experience or specialized skill relevant to JDA’s current or future business, will add specific value as a Board member; and

•	whether the director/proposed nominee possesses a willingness to challenge and stimulate management and the ability to work as part of a team in an environment of trust.

Stockholder Nominations.  Our bylaws provide that nominations of candidates for election as directors may be made by the Board or by stockholders. The Nominating and Governance Committee will evaluate any recommendation for director nominee proposed by a stockholder provided that the recommendations are made in accordance with the procedures and deadlines specified in our bylaws. To be timely, a stockholder nomination for a director to be elected at an annual meeting must be received at our principal executive offices not earlier than the close of business on the 90th day, nor later than the close of business on the 60th day, prior to the first anniversary of the date of the preceding year’s annual meeting as first specified in the corporation’s notice of meeting (without regard to any postponements or adjournments of such meeting after such notice was first sent), except that if no annual meeting was held in the previous year or the date of the annual meeting is more than thirty (30) days earlier or later than such anniversary date, notice by the stockholders to be timely must be received not later than the close of business on the later of the 90th day prior to the annual meeting or the 10th day following the date on which public announcement of the date of such meeting is first made. Any recommendation for director nominee submitted by a stockholder must be in writing and sent via registered, certified, or express mail to: Corporate Secretary, JDA Software Group, Inc., 14400 North 87th Street, Scottsdale, Arizona 85260 In order to be included in our 2012 proxy material, stockholder nominations must be submitted after 5:00 p.m., Scottsdale, Arizona time on February 27, 2012 but no later than 5:00 p.m., Scottsdale, Arizona time on March 28, 2012. Facsimile or other forms of electronic submissions will not be accepted.

Each submission must set forth: (i) the name and address of the stockholder who intends to make the nomination, or the beneficial owner, if any, on whose behalf the nomination is being made and of the person or persons to be nominated; (ii) a representation that the stockholder is a holder of record of stock of the Company entitled to vote for the election of directors on the date of such notice and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) the following information regarding the ownership interests of the stockholder and such other beneficial owners, which shall be supplemented in writing by the stockholder not later than ten (10) days after the record date for notice of the meeting to disclose such interests as of such record date: (A) the class and number of shares of the Company that are owned beneficially and of record by the stockholder or any such beneficial owner; (B) any derivative instrument directly or indirectly owned beneficially by such stockholder or any such beneficial owner and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Company; (C) any proxy, contract, arrangement, understanding, or relationship pursuant to which such stockholder or any such beneficial owner has a right to vote any shares of any security of the Company; (D) any short interest in any security of the Company; (E) any rights to dividends on the shares of the Company owned beneficially by such stockholder or any such beneficial owner that are separated or separable from the underlying shares of the Company; (F) any proportionate interest in shares of the Company or derivative instruments held, directly or indirectly, by a general or limited partnership in which such stockholder or any such beneficial owner is a general partner or, directly or indirectly, beneficially owns an interest in a general partner; and (G) any performance-related fees (other than an asset-based fee) to which such stockholder or any such beneficial owner is entitled based on any increase or decrease in the value of shares of the Company or derivative instruments, if any, as of the date of such notice, including, without limitation, any such interests held by members of such stockholder’s or beneficial owner’s immediate family sharing the same household, (iv) a description of all arrangements or understandings between the stockholder or such beneficial owner and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (v) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three (3) years, and any other material relationships, between or among such stockholder and such other beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant, (vi) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, had the nominee been nominated, or intended to be nominated, by the Board of Directors; and (vii) the consent of each nominee to serve as a director of the Company if so elected.

Evaluation of any stockholder recommendations is the responsibility of the Nominating and Governance Committee under its charter. In the event of any stockholder recommendations, the Nominating and Governance Committee would evaluate the person recommended in the same manner as other persons considered by the Nominating and Governance Committee. We did not receive any stockholder nominations for our 2011 annual meeting.

Director Stock Ownership Guidelines

The Board of Directors believes that each director should develop a meaningful ownership position in the Company. Therefore, in February 2011, the Company adopted stock ownership guidelines for its non-employee directors. Pursuant to these guidelines, each non-employee director is encouraged to hold shares of Common Stock having an aggregate value of at least three times the value of his or her annual cash retainer. Current nonemployee directors are encouraged to reach this ownership threshold within three years of the adoption of the policy (February 2014) and new nonemployee directors are encouraged to reach this ownership threshold within three years after joining the Board of Directors. Each nonemployee director will be deemed to have satisfied the applicable ownership guidelines if either (i) the aggregate price paid by the director for such shares of Common Stock held equals or exceeds the relevant multiple of his or her current annual retainer, or (ii) the fair market value of such shares of Common Stock equals or exceeds such amount, as calculated on the first trading day of each calendar year. Under the guidelines, all shares of Common Stock owned directly by such individual, such individual’s spouse, any minor children that share the same home as such individual, and any trust in which the individual is a trustee with voting and investment power, are treated as shares owned and paid for by such individual, as are vested and unvested shares underlying Company restricted stock awards and shares underlying vested Company stock options exercisable (net of that number of shares of Common Stock that such individual would need to sell to cover the exercise price with respect to such vested stock option).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our Common Stock as of March 31, 2011 by (i) each of our Directors, (ii) each of the current Named Executive Officers listed in the Summary Compensation Table, (iii) each stockholder known by the Company to be the beneficial owner of more than 5% of our outstanding Common Stock, and (iv) all of our directors and executive officers as a group.

The information in the following table has been presented in accordance with the rules of the SEC. Under SEC rules, beneficial ownership of a class of capital stock includes any shares of such class as to which a person, directly or indirectly, has or shares voting power or investment power and also any shares as to which a person has the right to acquire such voting or investment power within 60 days through the exercise of any stock option, warrant or other right. If two or more persons share voting power or investment power with respect to specific securities, each such person is deemed to be the beneficial owner of such securities. Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table. Unless otherwise indicated, the principal address of each of the stockholders below is c/o JDA Software Group, Inc., 14400 North 87th Street, Scottsdale, Arizona 85260.

	Shares
	Beneficially	Percentage
Name and Address of Beneficial Owner(1)	Owned(1)	of Class(2)

James D. Armstrong	1,314,792	3.1%
J. Michael Gullard	41,800	*
Richard Haddrill	3,600	*
Douglas G. Marlin	84,750	*
Jock Patton	18,800	*
Hamish N. Brewer	276,885	*
Peter S. Hathaway	113,738	*
David R. King	38,942	*
Jason Zintak	117,223	*
Thomas Dziersk	15,325	*
All directors and executives officers as a group (14 persons)(3)	2,111,404	5.0%
Ameriprise Financial, Inc.(4)	6,624,878	15.7%
FMR, LLC(5)	5,689,361	13.5%
BlackRock, Inc.(6)	3,447,913	8.2%
Wellington Capital Management Co LLP(7)	3,292,297	7.8%

(1)	For the following directors and executive officers, the shares beneficially owned include the following numbers of shares that are subject to fully vested, unexercised options:

Number of Shares Subject to Fully Vested,
Name	Unexercised Options

James D. Armstrong	210,722
J. Michael Gullard	24,000
Douglas G. Marlin	36,750
Hamish N. Brewer	115,000

(2)	The percentage of beneficial ownership as to any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within 60 days after such date, by the sum of the number of shares outstanding as of such date plus the number of shares as to which such person has the right to acquire voting or investment power within 60 days after such date. Consequently, the denominator for calculating beneficial ownership percentages may be different for each beneficial owner.

(3)	For all directors and executives officers as a group, the shares beneficially owned include 396,472 shares subject to fully vested, unexercised options.

(4)	Ameriprise Financial, Inc., a Delaware corporation, is a Minnesota-based investment management company whose principal business address is 145 Ameriprise Financial Center, Minneapolis, Minnesota 55474. The security ownership of Ameriprise Financial, Inc. includes the holdings of Columbia Seligman Communications & Information Fund, Inc., Seligman Tech Spectrum Fund, Inc., and Columbia Management Investment Advisors, LLC. This information for Ameriprise Financial, Inc. is derived from a Schedule 13G/A filed on February 11, 2011.

(5)	FMR, LLC, a Delaware limited liability company, is a Massachusetts-based asset and investment management company whose principal business address is 82 Devonshire Street, Boston, Massachusetts 02109. This information for FMR, LLC is derived from a Schedule 13G/A filed on February 14, 2011.

(6)	BlackRock, Inc., a Delaware corporation, is a New York — based asset and investment management company whose principal business address is 40 East 52nd Street, New York, NY 10022. This information for BlackRock, Inc. is derived from Schedule 13G/A filed on February 4, 2011.

(7)	Wellington Management Company, LLP is a Massachusetts-based investment advisor whose address is 75 State Street, Boston, Massachusetts 02109. This information for Wellington Capital Management Company, LLP is derived from Schedule 13G filed on February 14, 2011.

EXECUTIVE OFFICERS OF THE COMPANY

The following sets forth information regarding our non-director executive officers as of the date of this proxy statement. For information regarding Hamish N. Brewer, our President and Chief Executive Officer and a director, see “Proposal No. 1 — Election of Directors — Information Concerning Directors.”

Name	Age	Title

Hamish N. Brewer	48	Director, President and Chief Executive Officer
Peter S. Hathaway	55	Executive Vice President and Chief Financial Officer
David R. King	66	Executive Vice President, Product Management and Development
Jason Zintak	41	Executive Vice President, Sales and Marketing
Brian P. Boylan	50	Senior Vice President, Human Resources
G. Michael Bridge	47	Senior Vice President, General Counsel and Secretary
Thomas Dziersk	47	Senior Vice President, Americas
Duane A. Kotsen	47	Senior Vice President, Implementation Services
Kenneth Williams	66	Senior Vice President, Support

Peter S. Hathaway has served as our Executive Vice President and Chief Financial Officer since July 2009. Prior to joining JDA, Mr. Hathaway served as Executive Vice President and Chief Financial Officer of Allied Waste Industries, Inc., which was at the time listed on the New York Stock Exchange, from 2003 to 2009 and in various executive and management positions with Allied Waste Industries, Inc. from 1995 to 2003, including Senior Vice President — Finance, Chief Accounting Officer, Vice President and Treasurer. Mr. Hathaway also served as Controller and Finance Director for certain Italian operations of Browning-Ferris Industries, Inc. from 1991 to 1995 and in various positions, including Senior Manager in the audit division, of Arthur Andersen LLP in Colorado, Italy, and Connecticut. Mr. Hathaway received a Bachelor of Science degree in Accountancy from Northern Arizona University.

David R. King has served as our Executive Vice President, Product Management and Development since December 2010. Mr. King previously served as our Senior Vice President, Product Management and Development from February 2009 to December 2010 and as our Senior Vice President, Product Development from January 2004 to January 2009. Prior to joining JDA, Mr. King served as Vice President Product Planning of Geac Computer Corp. Ltd, a publicly-held Canadian software company, from August 2003 to December 2003, as Senior Vice President of Product Development and Chief Technology Officer of Comshare, Inc., a publicly-held software company, from 1997 to 2003, and as its Director of Applied Technology and Research from 1991 to 1997, and in various management positions including Director, Advanced Product Design and Development of Execucom Systems Corporation, a privately-held provider of decision and executive support systems, from 1983 to 1991. Prior to that, Mr. King was a full-time faculty member responsible for teaching undergraduate and graduate courses in statistics, research methods, mathematical and computer modeling at Old Dominion University, the University of Maryland, and the University of South Carolina, from 1969 to 1982. Mr. King currently serves on the advisory boards for MIS at the University of Georgia and Arizona State University Technopolis. In addition, Mr. King has written over 50 articles and books in the areas of decision support, business intelligence and electronic commerce. Mr. King’s education includes a Bachelor of Sociology Degree, a Master of Sociology Degree, and a Ph.D. in Sociology with a minor in Mathematical Statistics from the University of North Carolina.

Jason Zintak has served as our Executive Vice President, Sales and Marketing since August 2009. Prior to joining JDA, Mr. Zintak served as Executive Vice President, Sales of HCL AXON Global, a subsidiary of HCL Technologies of India that specializes in business transformation consulting services, as Vice President North America SAP Sales and Market Development for Cap Gemini, a global provider of consulting, technology and outsourcing services based in Paris, France from 2007 to 2008, as Managing Director and Executive Vice President of Sales of Kanbay International (acquired by Cap Gemini in January 2007) from 2006 to 2007, as Chief Business Development Officer of Adjoined Consulting (acquired by Kanbay International in March 2006) from 2005 to 2006. Mr. Zintak also served with SAP America as Global Account Director from 2001 to 2005 and as

Senior Account Executive and Sales Manager from 1996 to 1999 and in various senior-level software sales executive and management roles with Blue Martini Software, a publicly-held software company, from 1999 to 2001. Mr. Zintak received Bachelor of Arts degrees in Advertising and Psychology from Syracuse University.

Brian P. Boylan has served as our Senior Vice President, Human Resources since April 2007. Mr. Boylan previously served as our Vice President, Human Resources from June 2005 to March 2007. Prior to joining JDA, Mr. Boylan was a founding partner of Alliance HR Advisors, a human resources consulting firm from 2004 to 2005. Mr. Boylan previously served as Senior Vice President of Legal Affairs and Human Resources of Asarco Inc., an international natural resource company, from 2001 to 2003, where he also served in various executive and management positions from 1988 through 2003, including Director of Employee Relations, Operations Manager and Vice President of Human Resources. Mr. Boylan also served as Assistant General Counsel for the New York City Office of Labor Relations Office from 1986 to 1987. Mr. Boylan received a Bachelor of Business Administration degree in Labor-Management Relations from Pace University and a Juris Doctor degree from the Brooklyn Law School.

G. Michael Bridge has served as our Senior Vice President and General Counsel since August 2004. Mr. Bridge was elected Secretary in March 2008. Mr. Bridge previously served as Vice President and General Counsel from July 1999 to July 2004. Prior to joining JDA, Mr. Bridge served as in-house counsel for various technology companies from 1991 to 1999. From 1989 to 1991 Mr. Bridge served as an associate in the corporate and securities department of Piper & Marbury. Mr. Bridge’s education includes a Bachelor of Arts degree from the University of Southern California, and a Juris Doctor degree from Cornell University.

Tom Dziersk has served as our Senior Vice President, Americas since August 2006. Prior to joining JDA, Mr. Dziersk served as President and Chief Executive Officer of SAMSys, Inc., a privately-held manufacturer of radio frequency identification reader (RFID) technology, from January 2006 to April 2006, and as President and Chief Executive Officer of ClearOrbit, Inc., a privately-held supply chain execution automation company, from December 2000 to August 2005. Prior to that, Mr. Dziersk served as Senior Vice President of Sales and Marketing of Essentus International, Inc. (formerly Richter Systems), a privately-held provider of business-to-business portal functionality and enterprise resource planning software solutions for the apparel and footwear industries, from July 1999 to November 2000, and in various management and sales positions with JBA International, Inc., an enterprise resource planning software firm, from June 1991 to May 1999 and with Loadstar Computer Systems, a provider of specialized software solutions for the automotive aftermarket industry, from June 1985 to June 1991. Mr. Dziersk received a Bachelor of Arts degree in Economics from the University of Michigan.

Duane A. Kotsen has served as JDA’s Senior Vice President, Implementation Services since August, 2009. Prior to JDA, Mr. Kotsen served as Vice President, Global Services of QAD, Inc. since 2006. From 2002 to 2005, Mr. Kotsen served in various executive management roles at PeopleSoft, Inc. (acquired by Oracle, Inc. in January 2005) including as Regional Vice President — Northeastern Professional Services from 2004 to 2005, Vice President, Consulting — Education, Government and Health Care from 2003 to 2004, and as Vice President — Global Operations, PeopleSoft Global Services from 2002 to 2003. Mr. Kotsen also served with Extraprise Group, Inc. as Senior Vice President — Internet Solutions Group from 2000 to 2001 and as Vice President — North American CRM Practice from 1997 to 2000. From 1986 to 1997, he was employed by Oracle Corp., serving in various consulting and management roles including Director — Worldwide Operations from 1995 to 1997. Mr. Kotsen received a Masters of Business Administration from The Wharton School, University of Pennsylvania and a Bachelor of Science degree in Computer and Information Sciences from Lehigh University.

Kenneth Williams has served as JDA’s Senior Vice President, Support since April 2010. Prior to JDA, Mr. Williams served as Vice President, Global Software Technical Support with Sun Microsystems from 2005 to February 2010. Mr. Williams also served as Vice President, Worldwide Support and Service with Seebeyond Technology Corp. from 2002 until 2005 when it was acquired by Sun Microsystems. From 2001 to 2002, Mr. Williams served as Chief Operating Officer of IQ Destination, and in 2000, served as Chief Operating Officer of BizBlast. Mr. Williams also served as Vice President, Customer Service and Support at Level 3 Communications, Inc. from 1998 to 2000, as Vice President, Customer Service with Qwest, Inc. from 1997 to 1998, as Senior Director, Global Support at Sybase from 1995 to 1997, as Executive Vice President, Customer Service and Support of Radius Corp. from 1990 to 1995, and as Senior Vice President, Customer Service and Support of Ingres/ASK from 1987 to 1990. In addition, prior to 1987, Mr. Williams served in leadership roles in the service and support areas of Intel Corp. and IBM Corp.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Philosophy

The Company has adopted executive compensation policies to attract and retain highly motivated, qualified and experienced executives as well as to drive the financial performance of the Company by providing equity and monetary rewards to management that are linked to the success of the Company and returns to stockholders. Effective, competitive executive compensation programs are essential to achieving these goals.

Through research, discussions with management and the assistance of outside experts, the Company’s Compensation Committee has developed an executive compensation philosophy that defines the overriding objectives for the Company’s executive compensation programs and the role of the various compensation elements. This philosophy covers several critical issues, which are described below.

Overriding Objectives

The goal of our executive compensation program is the same as our goal for operating the Company — to create long-term stockholder value. Additional objectives of the executive compensation program are:

•	To motivate our executive officers to achieve and exceed the Company’s financial performance goals and drive stockholder value by rewarding such success with equity awards and cash bonuses.

•	To ensure that executive compensation programs are effective in attracting, retaining, and motivating top quality executives who have the ability to significantly influence the long-term financial success of JDA, and are responsible for effectively managing JDA’s operations in a way that maximizes stockholder value.

•	To achieve a balance between compensation levels and the Company’s annual budgets and long-term financial plans, strategic plans, business objectives, and stockholder expectations.

•	To motivate executive officers to achieve our business objectives, and to align the incentives of our officers with the long-term interests of stockholders through the use of appropriate long-term incentive awards, e.g. restricted stock, restricted stock units, and/or contingent performance share awards, pursuant to the 2005 Incentive Plan (as described below).

•	To provide senior executives with appropriately leveraged total compensation opportunities that are competitive in form and in value with comparable companies taking into account: industry sector, market capitalization, revenues, profitability, and global operational focus.

•	To have programs that are simple, well understood, which reward accountability and are closely tied to the Company’s key financial goals and strategic objectives.

Components of Compensation

The Compensation Committee has identified and considers four main components of compensation when evaluating executive compensation: base salary, short- and long-term incentives, and benefits. Base salary provides a base level of market competitive compensation, designed to attract and retain individuals with the qualities necessary to ensure the short- and long-term financial success of JDA. Salaries are targeted at or near the 50th percentile of market comparisons, while recognizing individual differences in scope of responsibilities, qualifications, experience and leadership abilities. There is also a significant portion of compensation (in the form of cash bonus and equity awards) at risk contingent upon meeting annual pre-defined corporate objectives. The objectives of these short-and long-term incentives are to assure that those key executives who are involved in critical decisions that impact the Company’s success have a meaningful, competitively supportable portion of their total compensation opportunity linked to their success in helping meet performance objectives. Benefits are offered that are competitive within the defined talent market, on par with our employee population, and offered on the basis of business need and adequate individual protection. Our benefit plans provide participants with reasonable flexibility to meet individual needs.

Risk Considerations in Determining Compensation

We regularly assess our compensation policies and practices in response to current public and regulatory concern about the link between incentive compensation and excessive risk taking by corporations. We have concluded that our compensation program does not motivate imprudent risk taking and any risks involved in compensation are not reasonably likely to have a material adverse effect on JDA. In reaching this conclusion, we believe that the following risk oversight and compensation design features guard against excessive risk-taking:

•	Establishing base salaries consistent with executives’ responsibilities so that they are not motivated to take excessive risks to achieve a reasonable level of financial security;

•	Determining cash and equity incentive awards based on achievement of adjusted EBITDA targets, which includes not only revenue, but also expenses, provides a simple, but encompassing and powerful, performance goal that aligns the strategies and efforts of the enterprise across operational groups and geographies, and also helps ensure that extraordinary compensation is tied to creation of enhanced value for stockholders;

•	Designing long-term compensation, including vesting provisions for equity compensation awards, to reward executives for driving high performance and sustainable, profitable, growth for stockholders;

•	Utilizing conservative limits on the maximum number of equity compensation awards issuable in any given year. Our incentive plans are not overly leveraged and we cap the maximum payment. The Committee has discretionary authority to adjust annual incentive compensation payments, which further reduces any business risk associated with such plan; and

•	Ensuring oversight of the Compensation Committee in the operation of our compensation plans.

Program Administration, Policies and Process

Decisions around program design and pay adjustments are made in the context of an employee’s value to the business — market value of skills, individual contribution, and business results. While base salary is generally targeted to approximate the median of the competitive market, actual total direct compensation may be above or below the median based on the actual performance of JDA. The design of the program provides for the opportunity to achieve above median short-and long-term compensation levels through outstanding organizational performance.

The Compensation Committee considers a number of important and relevant factors when making decisions on compensation program structure and individual compensation targets and payments. Such factors include, but are not limited to: market competitiveness of total compensation opportunities, Company performance, retention risk and individual potential.

The Compensation Committee establishes all elements of compensation for the Chief Executive Officer and approves them only after careful consideration of all appropriate factors. In setting total compensation for executives other than the Chief Executive Officer, the Compensation Committee considers both individual and Company-wide performance and salary recommendations from the Chief Executive Officer.

In 2010, the Compensation Committee engaged Towers Watson (formerly known as Watson Wyatt Worldwide) as its compensation consultant and advisor to review JDA’s executive compensation program. The Committee had previously engaged Watson Wyatt as its compensation consultant in 2006 and in 2008. The Committee felt engagement of an outside consultant was particularly beneficial as a result of the growth and significant change in scope of the Company’s operations that resulted from the acquisition of i2 Technologies, Inc. (“i2”) in January of 2010. Towers Watson conducted a review of the Company’s executive compensation program, including an evaluation of the market positioning for total compensation and individual pay elements. Towers Watson proposed and the Compensation Committee approved an updated list of peer companies based on the significant increase in JDA’s annual revenue and associate base due to the i2 acquisition. The changes to the peer group were based upon the global nature of their business and whether their most recent fiscal year revenue size was half to two times the revenue of JDA. The 2010 peer group consists of the following companies:

ο	Compuware Corp.

ο	Factset Rsearch Systems, Inc.

ο	Fair Isaac Corp.

ο	Henry (Jack) & Associates

ο	Informatica Corp.

ο	Lawson Software, Inc.

ο	Micros Systems, Inc.

ο	Parametric Technology Corp.

ο	Progress Software Corp.

ο	Quest Software, Inc.

ο	Tibco Software, Inc.

ο	Checkpoint Systems, Inc

ο	Red Hat Inc.

ο	Verint Systems Inc.

ο	Solara Holdings Inc

ο	MicroStrategy Inc.

ο	Blackboard Inc.

In 2010, our actual compensation was consistent with the compensation goals and policies of our Compensation Committee

Role of the Compensation Consultant

The Compensation Committee has the sole authority from the Board of Directors for the appointment, compensation and oversight of our outside compensation consultant. The Compensation Committee has retained Towers Watson, as its consultant to assist the committee with its responsibilities related to our executive compensation programs. The executive compensation services provided include assisting in defining the Company’s executive compensation strategy, providing market benchmark information, supporting and reviewing the design of incentive compensation plans, advising on the competitiveness of executive officer compensation, and providing regulatory and governance guidance.

The Compensation Committee has considered the potential impact of Section 162(m) of the Internal Revenue Code adopted under the Federal Revenue Reconciliation Act of 1993. Section 162(m) disallows tax deduction to any publicly-held corporation for individual compensation exceeding $1 million in any taxable year paid to the Chief Executive Officer or any of the four other most highly compensated executive officers, unless compensation is performance-based. Since the targeted cash compensation of each of the Named Executive Officers is well below the $1 million threshold, and because we believe that any options granted under the prior equity plans currently meet the requirement of being performance based in accordance with the regulations under Section 162(m), the Compensation Committee believes that Section 162(m) will not reduce the tax deductions that would be available to us for executive compensation in 2010, or for equity awards to be granted to our executive officers under our 2005 Incentive Plan. Our policy is to qualify to the extent reasonable for executive officers’ compensation for deductibility under applicable tax laws.

Compensation Elements in 2010

The following sections describe the various elements of the Company’s executive compensation program including objectives, market positioning, structure, operation, and other information specific to 2010 payments, awards, and compensation adjustments.

The 2010 Named Executive Officers

This Compensation Discussion and Analysis describes the compensation for the named executive officers in the Summary Compensation Table. The named executive officers include the principal executive officer, the principal financial officer, plus the three other most highly compensated executive officers who were serving as executive officers at December 31, 2010 (the “Named Executive Officers”).

Base Salary

Individual base pay is based upon appropriate competitive reference points, internal responsibilities and an executive’s ability to contribute to the Company’s success. Base salary is established at a level that we believe is sufficient to attract and retain individuals with the qualities necessary for the long-term financial success of JDA. Historically, that has resulted in our Compensation Committee’s compensation policy to set base salary at or near the median of the selected peer group recommended by Towers Watson. Each executive officer is paid a base salary that is reviewed annually by the Compensation Committee. Salary adjustments take into account the compiled market data, but within the context of an executive’s role, responsibilities, experience, tenure, individual performance and contribution to the organization’s results as determined by the Chief Executive Officer (or the Compensation Committee, for decisions concerning CEO compensation).

In setting base salaries for 2010, the Compensation Committee affirmed its philosophy of setting base salaries that approximate the peer group median, and considered the informal input of management and Committee members regarding anticipated compensation changes at other comparable companies. Management proposed a policy of base salary increases of 4% for non-executive JDA associates, and the Compensation Committee agreed with management that the Named Executive Officers should receive the same percentage increase in their base salaries. Based in part on the Company’s 2010 performance and more formal survey data obtained in September 2010 from Towers Watson, the Committee believes its compensation objectives with respect to base salaries were achieved in 2010.

Annual Bonuses

The Company’s Executive Bonus Plan is structured to synchronize the compensation of all associates and to align the incentive compensation of executive officers with the annual operating goals and objectives of the Company. Our Compensation Committee’s general philosophy with annual bonuses has been to set target annual bonus amounts at or above the median of the peer group recommended by Towers Watson, which are tied to a “stretch” performance goal. The Compensation Committee believes this approach to annual bonuses provides incentives to management to maximize potential performance and enables the Company to reward exceptional performance with total short-term compensation that exceeds the peer group median.

The annual bonus program in 2010 (the “2010 Cash Incentive Plan”) was designed to reflect the Compensation Committee’s continued judgment that the most important measure of the Company’s operating performance relative to creating stockholder value was earnings before interest, taxes, depreciation and amortization (“EBITDA”) adjusted to exclude non-cash charges such as amortization of intangibles, stock-based compensation and certain charges that impact the comparability of one quarter to another. The Compensation Committee believes that the use of the adjusted EBITDA target provides a simple, but encompassing and powerful, performance goal that aligns the strategies and efforts of the enterprise across operational groups and geographies. The Compensation Committee also believes that an adjusted EBITDA target helps ensure that extraordinary compensation is tied to creation of enhanced value for stockholders rather than excessive risk-taking motivated by short-term personal gain, and serves to motivate performance against a key metric in the Company’s credit facilities.

The annual target cash bonus amount established for the Named Executive Officers is typically paid out on a quarterly basis. The portion of the annual bonus paid to executives on a quarterly basis is calculated based upon the Company’s annualized year-to-date achievement of the current adjusted EBITDA goal, with a holdback of a portion of the annualized amount to be paid after the Company’s Audit Committee determines the actual adjusted EBITDA performance of the applicable year in January of the following year. The calculation used to determine any quarterly payment to the Named Executive Officers is applied equally to the general associate population.

As in 2009, the annual target bonus amounts in 2010 for the Named Executive Officers were set by the Compensation Committee at the beginning of the year, based on a stretch performance adjusted EBITDA goal. These annual target bonus amounts were as follows:

		2010
Named Executive Officer	Title	Target Bonus

Hamish N. Brewer	Director, President and Chief Executive Officer	$600,000
Peter S. Hathaway	Executive Vice President and Chief Financial Officer	400,000
David R. King	Executive Vice President, Product Management and Development	250,000
Christopher J. Moore	Executive Vice President, Services	300,000
Jason Zintak	Executive Vice President, Sales and Marketing	450,000
Thomas Dziersk(1)	Senior Vice President, Americas	300,000

(1)	Mr. Dziersk’s annual cash incentive plan is commission-based. As a result, he does not participate in the annual adjusted EBITDA-based cash incentive bonus plan with the other executive officers.

The adjusted EBITDA target for 2010 was $169.0 million, a significant increase over the 2009 target of $91.5 million reflecting the combination of i2 Technologies, Inc. with the Company on January 28, 2010 and the resulting sales and profit potential of the combined company.

Under the 2010 Cash Incentive Plan, no bonuses would be earned or paid unless the Company achieved a minimum adjusted EBITDA $144.0 million. If the Company achieved 2010 adjusted EBITDA equal to $144.0 million or to $169.0 million, the Named Executive Officers would have received bonuses equal to 50% or 100% of their target cash bonuses, respectively, and if the Company achieved adjusted EBITDA of an amount in between such threshold and target, the Named Executive Officers would have received bonuses of between 50% and 100% calculated on a straight-line basis. For adjusted EBITDA levels above $169.0 million, the Named Executive Officers would have received 100% of their target cash bonus plus 5% of the target cash bonus for every $1.0 million of adjusted EBITDA achieved in excess of the $169.0 million target. For reference, the details of the 2010 Cash Incentive Plan, including the identification of participating Named Executive Officers together with their target cash bonus amounts, 2010 adjusted EBITDA performance thresholds and bonus calculation formulas, were filed with the SEC on a Form 8-K filed on February 11, 2010.

For 2010, the Company’s actual adjusted EBITDA, as approved by the Board of Directors in January 2011, was $160.9 million, thus qualifying each of the Named Executive Officers to receive approximately 95% of their target awards. Accordingly, the actual bonuses paid to our Named Executive Officers under the 2010 Cash Incentive Plan were as follows:

		2010
Named Executive Officer	Title	Actual Bonus

Hamish N. Brewer	Director, President and Chief Executive Officer	$567,750
Peter S. Hathaway	Executive Vice President and Chief Financial Officer	378,500
David R. King	Executive Vice President, Product Management and Development	236,563
Christopher J. Moore(1)	Executive Vice President, Services	189,375
Jason Zintak	Executive Vice President, Sales and Marketing	428,108
Thomas Dziersk(2)	Senior Vice President, Americas	417,936

(1)	Mr. Moore left the Company on October 28, 2010. Therefore, this amount represents his actual bonus earned through October 28, 2010.

(2)	Mr. Dziersk’s annual cash incentive plan is commission-based. Therefore, this amount represents his actual commission earned in 2010.

Equity-Based Awards

The Company relies on its 2005 Incentive Plan for long-term compensation awards, which was adopted by our stockholders at the 2005 Annual Meeting of Stockholders. Under the 2005 Incentive Plan, the Compensation Committee is authorized to grant stock awards, restricted stock, restricted stock units, performance awards, and deferred compensation awards, but not stock options, to our executive officers.

The Compensation Committee, together with the Board of Directors and management, use the 2005 Incentive Plan to make awards of restricted stock, restricted stock units and contingent performance share awards based upon achievement by the Company of certain operating goals. The Compensation Committee has aligned the Company’s equity compensation program with its cash bonus program and with the Board’s performance goals for the Company by structuring awards under both the cash bonus program and the equity compensation program to the Company’s achievement of its adjusted EBITDA goals. In its use of equity incentives, the Compensation Committee’s philosophy is to balance its goals of incentivizing management to achieve high performance levels with stockholder concerns regarding equity dilution. The Compensation Committee attempts to set target awards for the Named Executive Officers that are at or above the median of the peer group recommended by Towers Watson, which are tied to a “stretch” performance goal. The Compensation Committee believes this approach achieves the desired balance and enables the Company to reward exceptional performance with total direct compensation that equals or exceeds the peer group median. Although, when appropriate under the circumstances, the Compensation Committee may be more aggressive in its use of equity awards and target long-term awards at or above the peer group median. Awards are generally made within the first two months of the fiscal year.

Our long-term awards are designed to provide an incentive to the executive management team to (a) successfully achieve the adjusted EBITDA target set by the Compensation Committee for that year, and (b) remain with the Company and continue to build stockholder value over the twenty-four month period succeeding the initial vesting of the award following determination of annual adjusted EBITDA for the preceding year. These awards give our executive officers the right to receive, without payment of monetary consideration, on the vesting date, a number of shares of the Company’s common stock equal to the number of performance shares or restricted stock units vesting on such date. The awards consist of a combination of vesting based on the passage of time and on a sliding scale tied to the Company’s actual performance as compared to the adjusted EBITDA goal set by the Compensation Committee. The sliding scale requires the Company to meet a minimum adjusted EBITDA threshold for the year before any award would begin to vest, and if the Company exceeds the adjusted EBITDA goal, awards would increase in size up to a maximum of 125% of the original awards. If the adjusted EBITDA goal is achieved, the immediate award of 50% of the earned performance shares provides a current reward for successful performance in the form of an ownership interest in us, while subjecting the remaining 50% of the award to vesting helps us retain key executives while providing an ongoing incentive to build increased stockholder value.

As with the 2010 Cash Incentive Plan, the 2010 target performance share awards for the Named Executive Officers were set by the Compensation Committee at the beginning of the year, based on achieving target 2010 adjusted EBITDA of $169.0 million, with an award of 50% of the target shares resulting from the Company’s achievement of a minimum adjusted EBITDA threshold of $144.0 million. For 2010 adjusted EBITDA levels above $169.0 million, the Named Executive Officers would have received 100% of their target shares plus 2.5% of their target shares for every $1.0 million of adjusted EBITDA achieved in excess of the $169.0 million target up to a maximum of 125% of their target shares for adjusted EBITDA of $184.0 million. These 2010 target performance share awards were as follows:

		2010
		Target Performance
Named Executive Officer	Title	Share Awards

Hamish N. Brewer	Director, President and Chief Executive Officer	75,118
Peter S. Hathaway	Executive Vice President and Chief Financial Officer	50,000
David R. King	Executive Vice President, Product Management and Development	17,527
Christopher J. Moore	Executive Vice President, Services	17,527
Jason Zintak	Executive Vice President, Sales and Marketing	50,000
Thomas Dziersk	Senior Vice President, Americas	15,024

For 2010, the Company’s actual adjusted EBITDA, as approved by the Board of Directors in January 2011, was $160.9 million, thus qualifying each of the Named Executive Officers to receive 95% of their target shares. Accordingly, the actual number of target shares issued to our Named Executive Officers for 2010 were as follows:

		2010
		Target Performance
Named Executive Officer	Title	Share Awards(2)

Hamish N. Brewer	Director, President and Chief Executive Officer	71,062
Peter S. Hathaway	Executive Vice President and Chief Financial Officer	47,300
David R. King	Executive Vice President, Product Management and Development	16,581
Christopher J. Moore(1)	Executive Vice President, Services	—
Jason Zintak	Executive Vice President, Sales and Marketing	47,300
Thomas Dziersk	Senior Vice President, Americas	14,213

(1)	The performance share awards approved for Mr. Moore were cancelled upon his resignation from the Company on October 28, 2010 as all necessary conditions had not been met.

(2)	These shares vested 50% upon the date of issuance with the remaining 50% vesting ratably over the subsequent 24-month period.

Benefits

The Company provides officers with certain benefits to adequately protect an executive and his or her immediate family in the event of illness, disability, or death. Named Executive Officers are eligible for health and welfare benefits available to all eligible Company employees during active employment under the same terms and conditions. JDA offers a comprehensive benefits program, which includes health, dental and vision coverage, short and long-term disability plans, life insurance and accidental death and dismemberment coverage, as well as a 401(k) savings plan.

Executive Stock Ownership Requirements

As stated above, one of the goals of the Company’s executive compensation program is to provide equity and monetary rewards to management that are linked to the success of the Company and returns to stockholders. In furtherance of this goal, in February 2011, the Company adopted stock ownership guidelines for its executive officers. Under the guidelines, the Company’s Chief Executive Officer is encouraged to hold shares of Common

Stock having an aggregate value of at least three times his or her annual base salary while the Chief Financial Officer and each Executive Vice President are encouraged to hold shares of Common Stock having an aggregate value of at least two times his or her annual base salary. Current executive officers subject to the guidelines are encouraged to reach this ownership threshold within three years of the adoption of the policy (February 2014) and new executive officers are encouraged to reach this ownership threshold within three years after hire. Executive officers will be deemed to have satisfied the applicable ownership guidelines if either (i) the aggregate price paid by the executive officer for such shares of Common Stock held equals or exceeds the relevant multiple of his or her current annual base salary, or (ii) the fair market value of such shares of Common Stock equals or exceeds such amount, as calculated on the first trading day of each calendar year. Under the guidelines, all shares of Common Stock owned directly by such individual, such individual’s spouse, any minor children that share the same home as such individual, and any trust in which the individual is a trustee with voting and investment power, are treated as shares owned and paid for by such individual, as are vested and unvested shares underlying Company restricted stock awards and shares underlying vested Company stock options exercisable (net of that number of shares of Common Stock that such individual would need to sell to cover the exercise price with respect to such vested stock option).

Compensation Committee Report

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with the management of the Company. Based on this review and discussion, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement for the 2011 Annual Meeting of Stockholders.

Respectfully submitted by the members of the Compensation Committee of the Board of Directors.

COMPENSATION COMMITTEE

Jock Patton, Chairman
J. Michael Gullard
Douglas G. Marlin

SUMMARY COMPENSATION TABLE

The table below sets forth information concerning total compensation provided to Named Executive Officers for services rendered in all capacities during the years ended December 31, 2010, 2009 and 2008. The Named Executive Officers include the principal executive officer, the principal financial officer, the three other most highly compensated executive officers who were serving as executive officers at December 31, 2010, and one person who would have been a Named Executive Officer but was not employed at December 31, 2010.

					Non-Equity
					Incentive Plan	All Other
Name and				Stock Awards	Compensation	Compensation
Principle Position	Year	Salary	Bonus	(2)	(3)	(4)	Total

Hamish N. Brewer	2010	$515,000	$—	$2,598,015	567,750	$5,108	$3,685,873
Director, President and Chief Executive	2009	479,614	—	1,523,419	371,875	5,108	2,380,016
Officer	2008	465,243	—	726,373	372,044	4,858	1,568,518
Peter S. Hathaway	2010	$360,500	$—	$1,063,648	$378,500	$7,390	$1,810,038
Executive Vice President and Chief	2009	159,295	—	1,233,000	163,476	6,077	1,561,848
Financial Officer
David R. King	2010	$275,544	$—	$449,454	236,563	$10,112	$971,673
Executive Vice President, Product	2009	244,177	—	248,682	239,063	10,112	742,034
Management and Development	2008	241,548	—	181,602	240,581	7,760	671,491
Christopher J. Moore(1)	2010	$257,000	$—	$626,189	$189,375	$4,944	$1,077,508
Executive Vice President, Services	2009	316,219	—	397,889	318,750	5,108	1,037,966
	2008	251,516	—	181,602	287,404	4,855	725,377
Jason Zintak	2010	$386,250	$—	$1,113,757	$428,108	$821	$1,928,935
Executive Vice President,	2009	139,423	—	1,560,800	174,611	306	1,875,140
Sales and Marketing	2008	—	—	—	—	—	—
Thomas Dziersk	2010	$309,000	$—	$733,274	$417,936	$5,108	$1,465,318
Senior Vice President, Americas	2009	300,000	—	348,158	287,417	26,502	962,077
	2008	248,100	—	217,912	494,219	40,537	1,000,768

(1)	Mr. Moore, previously our Executive Vice President, Services, left the Company on October 28, 2010; at that time, his base salary was $312,000.

(2)	The amounts shown in this column reflect the compensation costs attributable to the equity awards granted to our Named Executive Officers. The compensation costs are based on the grant date fair value for such equity awards. Such grant date fair value has been calculated on the basis of the fair market value of our common stock on the grant date.

(3)	The amounts shown in this column, other than for Mr. Dziersk, reflect non-equity incentive payments earned pursuant to our cash incentive plan. For Mr. Dziersk, the amounts shown in this column reflect commissions earned.

(4)	The amounts shown in this column reflect amounts paid to our Named Executive Officers in respect of (i) matching contributions under our 401(k) plan, group term life insurance premiums, and long-term disability premiums. For Mr. Dziersk, the amounts shown for 2009 and 2008 also reflect reimbursements in respect of temporary housing and relocation expenses in the amount of $21,394 and $35,679, respectively.

2010 GRANTS OF PLAN-BASED AWARDS

The following table sets forth certain information with respect to grants of plan-based awards granted to our Named Executive Officers during the fiscal year ended December 31, 2010:

		Estimated Future Payouts Under			Estimated Future Payouts Under			Grant Date
		Non-Equity Incentive Plan Awards(1)			Equity Incentive Plan Awards(2)			Fair Value of
		Threshold	Target	Maximum	Threshold	Target	Maximum	Stock Awards
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	($)(3)

Hamish N. Brewer	2/3/10	$300,000	$600,000		37,559	75,118	93,898	$1,892,381
Peter S. Hathaway	2/3/10	200,000	400,000		25,000	50,000	62,500	1,259,599
David R. King	2/3/10	125,000	250,000		8,764	17,527	21,909	441,552
Christopher J. Moore(4)	2/3/10	150,000	300,000		8,764	17,527	21,909	466,744
Jason Zintak	2/3/10	225,000	450,000		25,000	50,000	62,500	1,259,599
Thomas Dziersk	2/3/10	—	300,000		7,512	15,024	18,780	378,492

(1)	The amounts in these columns reflect the Threshold and Target bonuses payable to our Named Executive Officers under our 2010 Cash Incentive Plan (for 2010, there was no maximum amount). All such awards have been paid, and the actual amounts paid are set forth in the Summary Compensation Table above.

(2)	The amounts in these columns reflect the Threshold, Target, and Maximum shares issuable to our Named Executive Officers pursuant to their respective 2010 performance share awards under our 2005 Incentive Plan. All such award shares have been issued, and the actual number of shares issued is set forth above under “Compensation Discussion and Analysis — Compensation Elements in 2010 — Equity-Based Awards.”

(3)	The dollar value reported in this column reflects the grant date fair value of such stock awards determined by multiplying the actual target shares earned for 2010 by the grant date fair value per share of $26.63 (the closing price of our common stock on the grant date of February 3, 2010.

(4)	The performance share awards approved for Mr. Moore were cancelled upon his resignation from the Company on October 28, 2010 as all necessary conditions had not been met.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information concerning outstanding equity awards held by our Named Executive Officers as of December 31, 2010:

	Option Awards			Stock Awards(1)(2)
							Equity Incentive
						Equity Incentive	Plan Awards:
						Plan Awards:	Market or
				Number of		Number of	Payout Value of
	Number of			Shares or	Market Value of	Unearned	Unearned
	Securities			Units of	Shares or Units	Shares, Units or	Shares, Units or
	Underlying	Option		Stock Held	of Stock Held	Other Rights	Other Rights
	Unexercised	Exercise	Option	That Have	that Have Not	That Have Not	That Have Not
	Options (#)	Price	Expiration	Not Vested	Yet Vested	Vested	Vested
Name	Exercisable	($)	Date	(#)(3)	($)	(#)(4)(5)	($)

Hamish N. Brewer	115,000	14.88	4/14/14	31,987	$895,636	75,118	2,103,304
Peter S. Hathaway				33,280	$931,840	100,000	2,800,000
David R. King				5,298	$148,344	17,527	490,756
Jason Zintak				36,036	$1,009,008	100,000	2,800,000
Thomas Dziersk				7,374	$206,472	15,024	420,672

(1)	All restricted stock and restricted stock unit awards are subject to certain forfeiture provisions and require that the recipients remain continuously employed by the Company during the vesting period.

(2)	The market value of restricted shares or restricted stock units that have not vested is based on the closing price of the Company’s common stock on December 31, 2010 ($28.00).

(3)	The totals in this column include:

•	For Mr. Brewer, 904 shares that became fully vested as of January 28, 2011 and 31,083 shares that vest ratably on a monthly basis through January 28, 2012;

•	For Mr. Hathaway, 26,500 shares that vest ratably on a monthly basis through July 20, 2012 and 6,780 shares that vest ratably on a monthly basis through January 28, 2012;

•	For Mr. King, 226 shares that became fully vested on January 28, 2011 and 5,072 shares that vest ratably on a monthly basis through January 28, 2012;

•	For Mr. Zintak, 27,900 shares that vest ratably on a monthly basis through August 18, 2012 and 8,136 shares that vest ratably on a monthly basis through January 28, 2012; and

•	For Mr. Dziersk, 271 shares that became fully vested as of January 28, 2011 and 7,103 shares that vest ratably on a monthly basis through January 28, 2012.

(4)	The totals in this column reflect performance share awards granted on January 28, 2010. The actual number of shares issued to the Named Executive Officers in 2011 based on the Company’s 2010 performance is set forth and described in “Executive Compensation — Compensation Discussion and Analysis — Compensation Elements in 2010 — Equity-Based Awards.”

(5)	Upon commencement of Messrs. Hathaway and Zintak employment in 2009, 50,000 contingently issuable restricted stock units were granted, respectively, that will vest in defined tranches if and when we achieve certain pre-defined performance milestones. As of December 31, 2010, none of these awards had been earned or vested. However, 16,667 and 15,300 restricted stock units are included in the Security Ownership of Certain Beneficial Owners and Management table for Messrs. Hathaway and Zintak, respectively, as certain performance milestones were achieved and the respective restricted stock units vested in the first quarter 2011.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth information concerning option exercises by the current Named Executive Officers and vesting of our Common Stock held by them during the fiscal year ended December 31, 2010.

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized on	Shares Acquired	Value Realized on
	on Exercise	Exercise	on Vesting	Vesting
Name	(#)	($)	(#)	($)
		(1)		(2)

Hamish N. Brewer	290,000	$3,019,999	95,542	$2,598,015
Peter S. Hathaway	—	—	41,720	$1,063,648
David R. King	35,000	435,326	16,551	$449,454
Christopher J. Moore	100,000	1,154,012	23,054	$626,189
Jason Zintak	—	—	43,964	$1,113,757
Thomas Dziersk	—	—	27,062	$733,274

(1)	The value realized upon exercise of option awards is calculated by subtracting the exercise price of the options from the market value of the underlying securities at the date of exercise.

(2)	The value realized upon vesting of stock awards is calculated by multiplying the number of shares of stock by the market value of the underlying securities on the date of vesting.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

In order to assure that executives can focus their attention on the Company’s business and consider all merger and acquisition opportunities in an unbiased manner without regard to the impact on their immediate personal situation, the Company has entered into employment agreements with certain executives as described below, which include change in control severance protection. The Committee considers these agreements to be necessary, appropriate and consistent with competitive practice.

We have employment agreements with Mr. Brewer, our President and Chief Executive Officer, Mr. Hathaway, our Executive Vice President and Chief Financial Officer, and Mr. Zintak, our Senior Vice President, Sales and Marketing, dated September 8, 2009, July 20, 2009, and August 18, 2009, respectively. These agreements may be reviewed and adjusted periodically by the Compensation Committee. The employment agreements provide Messrs. Brewer, Hathaway, and Zintak with an annual base salary, a bonus potential and change in control severance protection.

The employment agreements list specific benefits payable to them upon termination. Upon termination for cause (as defined in each individual agreement) or upon voluntary resignation, the executives are entitled to earned but unpaid salary and unreimbursed customary business expenses. Upon termination by the Company without cause, or upon voluntary termination by the executive for good reason (as defined in each individual agreement), the executives are generally entitled to severance. The severance entitlement is 24 months of base salary and one year’s target bonus for Messrs. Brewer, Hathaway and Zintak that would otherwise be paid if all performance based milestones were achieved at the 100% level by both the Company and the Executive. These severance values, assuming termination of employment on December 31, 2010, are summarized in the table below:

Name	Severance Amount

Hamish N. Brewer	$1,640,000
Peter S. Hathaway	1,128,000
Jason Zintak	1,230,000

Additionally, in the event of a change in control of the Company, any unvested equity, consisting of restricted stock units, will become fully vested as of the day prior to the change in control. We are not obligated to make any other payment in a change in control. Assuming a change in control took place on December 31, 2010, the foregoing individuals would have received the following amounts as a result of such accelerated vesting:

Unvested Equity
Name	($)

Hamish N. Brewer	$2,998,940
Peter S. Hathaway	3,731,840
David R. King	639,128
Jason Zintak	3,809,008
Thomas Dziersk	627,144

As a condition to each executive’s entitlement to receive the severance entitlements and the unvested equity referenced in the tables above, the executive is required to execute a waiver of claims against the Company and shall be bound by the terms of a non-competition and non-solicitation agreement which prohibits the executive from working for a competitor for a specified period, as further set forth below:

Name	Non-Competition Term

Hamish N. Brewer	9 months
Peter S. Hathaway	9 months
Jason Zintak	9 months

Each of Messrs. Brewer, Hathaway and Zintak also have provisions in their employment contracts which generally provide for excise tax gross-ups in the event that any liability is incurred under IRC Sections 280G or 4999. Had each of the executives terminated on December 31, 2010, no liability would have been incurred under those sections, and no gross-up payments would have been paid.

COMPENSATION OF DIRECTORS

The table below sets forth information concerning total compensation provided to members of our Board of Directors for services rendered during the fiscal year ended December 31, 2010.

	Fees Earned
	or Paid
	in Cash	Stock Awards	All Other	Total
Name	($)	($)	Compensation	($)
	(1)	(2)

James D. Armstrong	$261,250	$52,000	$7,390	$320,640
Hamish N. Brewer	—	—	—	—
J. Michael Gullard	53,500	52,000	—	105,500
Douglas G. Marlin	48,500	52,000	—	100,500
Jock Patton	53,500	52,000	—	105,500

(1)	Mr. Armstrong serves as Chairman of the Board and assists the Company with strategic planning, merger and acquisition opportunities, major product direction and key customer and employee relations. Mr. Armstrong is compensated pursuant to the terms of an amended employment agreement dated August 1, 2003 that provides a minimum base salary of $250,000 and the right to receive non-cash equity compensation. Mr. Armstrong’s base salary was increased from $250,000 to $261,250 effective April 1, 2008. In addition, the amended employment agreement provides that if Mr. Armstrong is terminated without cause or he voluntarily resigns for good reason, he would be entitled to receive a severance amount equal to 36 months of base salary. Mr. Brewer does not receive compensation for his service on the board of directors.

For 2010, non-employee directors received cash compensation for their services as follows:

Annual Retainer	$20,000
Annual Committee Chairman Retainers:
Audit Committee	$7,500
Compensation Committee	$2,500
Nominating & Governance Committee	$2,500
Fees for Attendance at Scheduled Meetings:
Regular of special Board of Director meetings	$1,000
Committee meetings held the same day as Board of Director meetings	$1,000
Committee meetings not held the same day as Board of Director meetings	$1,000
Reimbursement for reasonable out-of-pocket expenses	All

(2)	The table below sets forth information concerning grants of restricted stock to members of the Board of Directors (except Mr. Brewer) during the year ended December 31, 2010. The restricted shares were granted fully vested and as of December 31, 2010 there were no unvested restricted stock awards held by our directors. The dollar value values shown in the table below are equal to the number of restricted shares awarded multiplied by market price of our stock on the date of grant.

Date of Grant:	May 21, 2010
Market Price:	$26.00

		Dollar Value
	Number of	of Shares
	Shares (#)	($)

James D. Armstrong	2,000	$52,000
J. Michael Gullard	2,000	52,000
Douglas G. Marlin	2,000	52,000
Jock Patton	2,000	52,000

	8,000	$208,000

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following provides tabular disclosure as of December 31, 2010 of the number of securities to be issued upon the exercise of outstanding options or vesting of restricted stock units, the weighted average exercise price of outstanding options, and the number of securities remaining available for future issuance under equity compensation plans, aggregated into two categories — plans that have been approved by stockholders and plans that have not:

	Number of
	Securities to be
	Issued Upon		Number of
	Exercise of		Securities
	Outstanding Options		Remaining Available
	or Vesting of	Weighted-Average	for Future Issuance
	Restricted Stock	Exercise Price of	Under Equity
Equity Compensation Plans	Units	Outstanding Options	Compensation Plans

Approved by stockholders:
1996 Option Plan(1)	456,586	$16.17	—
1996 Directors Plan(1)	60,750	$16.23	—
2005 Performance Incentive Plan(2)	131,282	$—	2,506,942
Employee Stock Purchase Plan(3)	1,213,988	$—	1,213,988

	1,862,606	$16.18	3,720,930
Not approved by stockholders:
1998 Option Plan(1)	29,000	$11.08	—
Non-Plan Equity Inducement Awards(4)	169,312	$—	—

	198,312	$15.91	3,720,930

(1)	We discontinued making new stock option grants under the 1996 Option Plan, the 1996 Directors Plan and the 1998 Option Plan (the “Prior Plans”) in 2004 and with the adoption of the 2005 Performance Incentive Plan, we terminated all Prior Plans except for those provisions necessary to administer the outstanding options, all of which are fully vested.

(2)	The 2005 Incentive Plan was approved by stockholders in May 2005. The 2005 Incentive Plan replaced the Prior Plans and provides for the issuance of up to 3,847,000 shares of common stock to employees, consultants and directors under stock purchase rights, stock bonuses, restricted stock, restricted stock units, performance awards, performance units and deferred compensation awards.

(3)	The Employee Stock Purchase Plan was approved by stockholders in May 2008. The purchase plan has an initial reserve of 1,500,000 shares and provides eligible employees with the ability to defer up to 10% of their earnings for the purchase of our common stock on a semi-annual basis at 85% of the fair market value on the last day of each six-month offering period that begins on February 1st and August 1st of each year.

(4)	Non-Plan Equity Inducement Awards. During third quarter 2009, we announced the appointment of Peter S. Hathaway to the position of Executive Vice President and Chief Financial Officer and Jason B. Zintak to the newly-created position of Executive Vice President, Sales and Marketing. In order to induce Mr. Hathaway and Mr. Zintak to accept employment, the Compensation Committee granted certain equity awards outside of the terms of the 2005 Incentive Plan and pursuant to NASDAQ Marketplace Rule 5635(c)(4). A description of these awards is set forth in Footnote 14 to our audited consolidated financial statements set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed with the SEC on March 1, 2011.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our executive officers, directors and beneficial holders of more than 10% of our Common Stock, to file reports of ownership and changes in ownership with the SEC and the National Association of Securities Dealers. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such persons. The rules of the SEC require us to disclose the identity of such executive officers, directors and beneficial owners of more than 10% of our Common Stock who did not file the required reports on a timely basis.

Based solely upon our review of the forms that have been received by us, or the written representations from certain reporting persons, we believe that all Section 16(a) filing requirements applicable to our executive officers, directors and beneficial holders of more than 10% of our Common Stock were complied with during the fiscal year ended December 31, 2010.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Audit Committee, pursuant to the Audit Committee Charter, has oversight for related person transactions and compliance with our Code of Ethics. The Audit Committee receives periodic reports from management with respect to related person transactions and reviews potential conflict of interest situations where appropriate. Our Code of Ethics governs related person transactions for our employees and requires potential conflicts of interest to be reported to management or the Company’s compliance team.

Pursuant to our code of business conduct and ethics, our executive officers, directors, and principal stockholders, including their immediate family members and affiliates, are prohibited from entering into a related party transaction with us without the prior consent of our Audit Committee (or other independent committee of our board of directors in cases where it is inappropriate for our Audit Committee to review such transaction due to a conflict of interest). Any request for us to enter into a transaction with an executive officer, director, principal stockholder, or any of such persons’ immediate family members or affiliates, in which the amount involved exceeds $120,000 must first be presented to our Audit Committee for review, consideration and approval. In approving or rejecting the proposed agreement, our Audit Committee will consider the relevant facts and circumstances available and deemed relevant, including, but not limited, to the risks, costs and benefits to us, the terms of the transaction, the availability of other sources for comparable services or products, and, if applicable, the impact on a director’s independence. Our Audit Committee shall approve only those agreements that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as our Audit Committee determines in the good faith exercise of its discretion.

We were not a party to any transaction during 2010 in excess of $120,000 with any of our directors, executive officers, significant security holders, or an immediate family member of any of the foregoing persons, in which such person has a direct or indirect material interest.

REPORT OF THE AUDIT COMMITTEE

The following is the Report of the Audit Committee with respect to our audited financial statements for the year ended December 31, 2010. The following Report of the Audit Committee shall not be deemed to be soliciting material or to be filed with the SEC nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent we specifically incorporate it by reference into such filing.

Membership and Purpose

The Audit Committee meets quarterly with management and our independent auditors to review and approve operating results, financial statements and earnings releases. The Chairman of our Audit Committee also meets with representatives of our independent auditors from time to time.

The Audit Committee oversees our financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including internal control systems. Our independent auditors, Deloitte & Touche LLP, is responsible for expressing an opinion as to the conformity of our audited financial statements with generally accepted accounting principles.

During fiscal 2010, the members of the Audit Committee were Mr. Gullard, Mr. Marlin, and Mr. Patton, each of whom, in the judgment of the Board, is an “independent director” as defined in the NASDAQ listing standards. Mr. Gullard served as Chairman of the Audit Committee during fiscal year 2010, which held six meetings during the year. Mr. Haddrill joined the Board and Audit Committee on January 1, 2011 and did not serve during 2010. The Audit Committee acts pursuant to a written charter that has been adopted by the Board of Directors. The Charter of the Audit Committee is available on our website at www.jda.com.

Review of the Company’s Audited Financial Statements

Deloitte & Touche LLP has discussed with the Audit Committee the conduct of the audit of our financial statements and has represented to the Audit Committee that their presentations include all matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees,” and Rule 2-07 of Regulation S-X. The Audit Committee has met with our independent auditors, Deloitte & Touche LLP, with and without management present, to discuss the overall scope of Deloitte & Touche LLP’s audit, the results of its examinations, its evaluations of our internal controls, our progress in meeting the internal controls requirements under Section 404 of the Sarbanes-Oxley Act of 2002, and the overall quality of its financial reporting. The Audit Committee has reviewed and discussed the audited financial statements with management and management has represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

The Audit Committee has received from Deloitte & Touche LLP the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence, discussed with the auditors any relationships that may impact their objectivity and independence and the extent to which they may be retained to perform non-audit services, and satisfied itself as to the auditors’ independence.

Based on the review and discussions referred to above, the Audit Committee recommended that the Board of Directors include the Company’s audited financial statements in the Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

Policy for Approving Audit and Permitted Non-Audit Services of the Independent Auditor

The Audit Committee has established procedures to pre-approve all audit and permitted non-audit services provided by our independent auditor. These services may include audit services, audit-related services, certain tax services and other services. Under our policy, pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Although the rules of the SEC permit de minimis exceptions, it is our policy to pre-approve all audit and permitted non-audit services performed by our independent auditor. The Audit Committee has delegated pre-approval authority to the Chairman of the Audit Committee when expedition of services is necessary and such service has not been previously pre-approved under our pre-approval policy or when, pursuant to our pre-approval policy, pre-approval is required on a case-by-case basis. The Chairman is required to report any such pre-approval decisions to the full Audit Committee at its next regularly scheduled meeting.

Respectfully submitted by the members of the 2010 Audit Committee of the Board of Directors.

AUDIT COMMITTEE

J. Michael Gullard, Chairman
Douglas G. Marlin
Jock Patton

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee is currently comprised of four non-employee members of our Board of Directors, Mr. Gullard, Mr. Marlin, Mr. Patton and Mr. Haddrill (Mr. Haddrill joined the Board and Compensation Committee on January 1, 2011 and did not serve during 2010). During fiscal year 2010, no member of the Compensation Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. During fiscal year 2010, none of the Company’s executive officers served on the compensation committee (or its equivalent) or the board of directors of another entity any of whose executive officers served on the Company’s Compensation Committee. There are no interlocks between our Compensation Committee and any other entities involving our Directors and executive officers who serve as executive officers of such entities.

PROPOSAL 2
ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION (SAY-ON-PAY)

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, requires that our stockholders have the opportunity to cast an advisory (non-binding) vote on executive compensation commencing with our 2011 annual meeting of stockholders, commonly referred to as a “Say-on-Pay” vote, as well as an advisory vote with respect to whether future Say-on-Pay votes will be held every one, two or three years, which is the subject of Proposal No. 3 in this proxy statement.

The advisory vote on executive compensation is a non-binding vote on the compensation of our named executive officers as described in the Compensation Discussion and Analysis section, including the tabular disclosure and accompanying narrative disclosure, regarding such compensation, set forth in this proxy statement. Please read the Compensation Discussion and Analysis section starting on page 18 of this proxy statement for a detailed discussion about our executive compensation programs, including information about the fiscal 2010 compensation of our named executive officers.

The advisory vote on executive compensation is not a vote on our general compensation policies, the compensation of our board of directors, or our compensation policies as they relate to risk management. The Dodd-Frank Act requires that we hold the advisory vote on executive compensation at least once every three years.

We pay our executive officers based on business performance and individual performance, and, in setting compensation levels, we take into consideration our past practices, our current and anticipated future needs, and the relative skills and experience of each individual executive officer. Under our compensation philosophy, which we discuss in the Compensation Discussion and Analysis, a named executive officer’s total compensation will vary based on our overall performance and the particular named executive officer’s personal performance and contribution to our overall results. We believe that the compensation program we follow helps us achieve our principal compensation objectives of relating compensation to performance and making our compensation package competitive and cost-effective.

The Compensation Discussion and Analysis section starting on page 18 of this proxy statement provides a more detailed discussion of our executive compensation program and compensation philosophy. We believe our policies have helped us achieve our compensation objectives of attracting, motivating, retaining, and rewarding our key officers.

The vote solicited by this Proposal No. 2 is advisory, and therefore is not binding on us, our board of directors or our compensation committee, nor will its outcome require us, our board of directors or our compensation committee to take any action. Moreover, the outcome of the vote will not be construed as overruling any decision by us or the board.

Furthermore, because this non-binding, advisory vote primarily relates to the compensation of our named executive officers that we have already paid or otherwise contractually committed to, there is generally no opportunity for us to revisit these decisions. However, our board, including our compensation committee, values the opinions of our stockholders and, to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and evaluate what actions, if any, may be appropriate for us to take in the future to address those concerns.

Stockholders will be asked at the Annual Meeting to approve the following resolution pursuant to this Proposal No. 2:

“RESOLVED, that the stockholders of JDA Software, Inc. approve, on an advisory basis, the compensation of the Company’s named executive officers, disclosed pursuant to Item 402 of Regulation S-K in the Company’s definitive proxy statement for the 2011 Annual Meeting of Stockholders.”

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL 3
ADVISORY VOTE ON THE FREQUENCY OF
FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

In connection with Proposal No. 2 above seeking advisory approval of the compensation of our named executive officers, the Dodd-Frank Act also requires that we include in this proxy statement for our 2011 Annual Meeting a separate advisory (non-binding) stockholder vote to advise on whether the Say-on-Pay vote should occur every one, two or three years. You have the option to vote for any one of the three options, or to abstain on the matter. For the reasons described below, our board recommends that our stockholders select a frequency of one year, or an annual vote. We are required to solicit stockholder approval on the frequency of future Say-on-Pay proposals at least once every six years, although we may seek stockholder input more frequently.

Our board of directors believes that our current executive compensation programs directly link the compensation we pay to our executive officers to our overall financial performance and therefore strongly align the interests of our executive officers with those of our stockholders. Our board of directors has determined that an advisory vote on executive compensation every year is the best approach for the Company based on a number of considerations, including the following:

•	Annual votes will allow stockholders to provide the Company with their direct input on the compensation philosophy, policies and practices as disclosed in the proxy statement every year;

•	Annual votes are consistent with Company policies of annually seeking input from, and engaging in discussions with, the Company’s stockholders on corporate governance matters and executive compensation philosophy, policies and practices; and

•	Less frequent votes could allow an unpopular pay practice to continue too long without timely feedback.

The board believes that giving our stockholders the right to cast an advisory vote every year on their approval of the compensation arrangements of our named executive officers is a good corporate governance practice and is in the best interests of our stockholders, by allowing our stockholders to provide us with their input on our executive compensation philosophy, policies and practices as disclosed in our proxy statement every year.

We understand that our stockholders may have different views as to what is the best approach for the Company, and we look forward to hearing from our stockholders on this Proposal No. 3.

The board will continue to engage with stockholders on executive compensation between stockholder votes.

You may cast your vote on your preferred voting frequency by choosing the option of three years, two years or one year when you vote in response to the resolution set forth below, or you may abstain from voting on this matter.

“RESOLVED, that the stockholders of JDA Software Group, Inc. determine, on an advisory basis, that the frequency with which the stockholders of the Company shall have an advisory vote on executive compensation, as disclosed pursuant to the compensation disclosure rules of the SEC, is:

Choice 1 — every year;

Choice 2 — every two years;

Choice 3 — every three years; or

Choice 4 — abstain from voting.”

The option of one year, two years or three years that receives votes representing the majority in voting power of shares present in person or represented by proxy and entitled to vote will be the frequency for the advisory vote on the compensation of our named executive officers that has been selected by stockholders. However, because this vote is advisory and is not binding on our board of directors, the board may decide that it is in the best interests of us and our stockholders to hold an advisory vote on executive compensation more or less frequently than the option approved by our stockholders.

Abstentions and broker non-votes will not be counted and, accordingly, will have no effect on the outcome of the vote on this Proposal No. 3.

This vote may not be construed (1) as overruling a decision by us or our board of directors or (2) to create or imply any change or addition to the fiduciary duties of us or our board of directors. Stockholders are not voting to approve or disapprove the board of directors’ recommendation. Stockholders may choose among the four choices included in the resolution set forth above.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE OPTION OF ONCE EVERY YEAR AS THE FREQUENCY WITH WHICH STOCKHOLDERS ARE PROVIDED AN ADVISORY VOTE ON EXECUTIVE COMPENSATION, AS DISCLOSED PURSUANT TO ITEM 402 OF REGULATION S-K OF THE SEC RULES.

PROPOSAL 4
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors of the Company, with the approval of the Board of Directors, has selected Deloitte & Touche LLP (“Deloitte & Touche”) as independent auditors to audit the consolidated financial statements of the Company for the fiscal year ending December 31, 2011. Deloitte & Touche acted in such capacity during the year ended December 31, 2010. This appointment is being presented to the stockholders for ratification. Although the Company is not required to obtain stockholder ratification of the appointment of the independent auditors for the Company for the fiscal year ending December 31, 2011, the Company has elected to do so in order to provide the stockholders with an opportunity to participate in this decision. In the event that the stockholders do not ratify the appointment of Deloitte & Touche as the independent auditors of the Company, the Board of Directors will consider the retention of other independent auditors.

A representative of Deloitte & Touche is expected to be present at the annual meeting with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions from stockholders.

The following table sets forth the aggregate fees billed to the Company for the fiscal years ended 2010 and 2009 by Deloitte & Touche, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (in thousands).

	Amount
Type of Fee	2010	2009
	(In thousands)

Audit Fees(1)	$1,545	$1,704
Audit-Related Fees(2)	955	134

Total Audit and Audit Related Fees	2,500	1,838
Tax Fees(3)	554	515
All Other Fees(4)	13	10

Total Fees	$3,067	$2,363

(1)	The amounts reported for Audit Fees are based on fees, including out-of-pocket expenses, associated with the annual audits of our consolidated financial statements for the fiscal years ended December 31, 2010 and 2009, review of quarterly reports on Form 10-Q, and statutory audits required internationally, irrespective of the period in which the related services were rendered or billed. Audit Fees also include fees for services rendered for assistance with and review of all other documents filed with the SEC.

(2)	The amounts reported for Audit-Related Fees are based upon fees, including out-of-pocket expenses, for services rendered during the years ended December 31, 2010 and 2009, even if we were not billed for the services until the subsequent period. Audit-Related Fees include due diligence pertaining to acquisitions and consultation on accounting standards or transactions, employee benefit plan audits and assistance with statutory reporting requirements in certain of our international subsidiaries.

(3)	The amounts reported for Tax Fees are based upon fees, including out-of-pocket expenses, for services rendered during the years ended December 31, 2010 and 2009 for tax services, even if we were not billed for the services until a subsequent period. Tax Fees are primarily for tax compliance services and include special projects related to transfer pricing, extra-territorial income and foreign tax credits, assistance with tax audits and appeals, and expatriate tax services.

(4)	The amounts reported for All Other Fees includes fees paid during 2010 for access fees to use the Deloitte & Touche accounting research website.

The Audit Committee has determined that all services performed by Deloitte & Touche are compatible with maintaining the independence of Deloitte & Touche. The Audit Committee has adopted a policy that requires advance approval of all audit and permissible non-audit services provided by our independent auditors. These services may include audit services, audit-related services, certain tax services and other services. Under our policy, pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Although the rules of the SEC permit de minimis exceptions, it is our policy to pre-approve all audit and permitted non-audit services performed by our independent auditor. The Audit Committee has delegated pre-approval authority to the Chairman of the Audit Committee when expedition of services is necessary and such service has not been previously pre-approved under our pre-approval policy or when, pursuant to our pre-approval policy, pre-approval is required on a case-by-case basis. The Chairman is required to report any such pre-approval decisions to the full Audit Committee at its next regularly scheduled meeting. All of the audit and non-audit services listed above under the categories “Audit Fees,” “Audit-Related Fees,” or “All Other Fees” were pre-approved by the Audit Committee for the years ended December 31, 2010 and 2009.

Vote Required and Board of Directors’ Recommendation

Approval of this proposal requires the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote on this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF OUR APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2011.

TRANSACTION OF OTHER BUSINESS

At the date of this Proxy Statement, the Board of Directors does not know of or intend to present any matters at the 2011 Annual Meeting of Stockholders other than those described herein and does not presently know of any matters that will be presented by other parties. If however, any other matters properly come before the meeting, it is intended that the proxies in the accompanying form will be voted thereon in accordance with the judgment of the persons voting such proxies.

STOCKHOLDERS SHARING THE SAME LAST NAME AND ADDRESS

To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding the Company’s stock but sharing the same address, we have adopted a procedure approved by the SEC called “house holding.” Under this procedure, certain stockholders of record who have the same address and last name, and who do not participate in electronic delivery of proxy materials, will receive only one copy of our Notice of Internet Availability of Proxy Materials and, as applicable, any additional proxy materials that are delivered until such time as one or more of these stockholders notifies us that they want to receive separate copies. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Stockholders who participate in house holding will continue to have access to and utilize separate proxy voting instructions.

If you receive a single set of proxy materials as a result of house holding, and you would like to have separate copies of our Notice of Internet Availability of Proxy Materials, annual report, or proxy statement mailed to you, please submit a request to our Corporate Secretary, or call our Investor Relations department at (480) 308-3000, and we will promptly send you what you have requested. However, please note that if you want to receive a paper proxy or voting instruction form or other proxy materials for purposes of this year’s annual meeting, you should follow the instructions included in the Notice of Internet Availability of Proxy Materials that was sent to you. You can also contact our Investor Relations department at the phone number above if you received multiple copies of the annual meeting materials and would prefer to receive a single copy in the future, or if you would like to opt out of house holding for future mailings.

STOCKHOLDER PROPOSALS FOR 2012 ANNUAL MEETING

Stockholder proposals may be included in our proxy materials for an annual meeting so long as they are provided to us on a timely basis and satisfy certain other conditions established by the Securities and Exchange Commission (the “SEC”), including specifically under Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). To be timely, a proposal to be included in our proxy statement must be submitted by a stockholder in writing and sent via registered, certified, or express mail to: Corporate Secretary, JDA Software Group, Inc., 14400 North 87th Street, Scottsdale, Arizona 85260, after 5:00 p.m., Scottsdale, Arizona time on February 27, 2012 but no later than 5:00 p.m., Scottsdale, Arizona time on March 28, 2012. Facsimile or other forms of electronic submissions will not be accepted.

A stockholder’s notice to our Secretary must set forth as to each matter the stockholder proposes to bring before the meeting (i) a brief description of the business desired to be brought before the meeting and the text of the proposal or business, including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend the Company’s bylaws, the language of the proposed amendment, (ii) the name and address, as they appear on the Company’s books, of the stockholder proposing such business and the names and addresses of the beneficial owners, if any, on whose behalf the business is being brought, (iii) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at the meeting on the date of such notice and intends to appear in person or by proxy at the meeting to propose the business specified in the notice, (iv) any material interest of the stockholder and any such other beneficial owner in such business, and (v) the following information regarding the ownership interests of the stockholder or any such other beneficial owner, which shall be supplemented in writing by the stockholder not later than ten (10) days after the record date for voting at the meeting to disclose such interests as of such record date: (A) the class and number of shares of the Company that are owned beneficially and of record by the stockholder and any such other beneficial owner; (B) any “derivative instrument” (which is defined as any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Company or with a value derived in whole or in part from the value of any class or series of shares of the Company, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the Company or otherwise directly or indirectly owned beneficially by such stockholder and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Company); (C) any proxy, contract, arrangement, understanding, or relationship pursuant to which such stockholder has a right to vote any shares of any security of the Company; (D) any short interest in any security of the Company (meaning a person shall be deemed to have a short interest in a security if such person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security); (E) any rights to dividends on the shares of the Company owned beneficially by such stockholder that are separated or separable from the underlying shares of the Company; (F) any proportionate interest in shares of the Company or derivative instruments held, directly or indirectly, by a general or limited partnership in which such stockholder is a general partner or, directly or indirectly, beneficially owns an interest in a general partner; and (G) any performance-related fees (other than an asset-based fee) to which such stockholder is entitled based on any increase or decrease in the value of shares of the Company or derivative instruments, if any, as of the date of such notice, including, without limitation, any such interests held by members of such stockholder’s immediate family sharing the same household.

For more information regarding stockholder proposals, see “Corporate Governance — Director Nominations — Stockholder Nominations.”

ANNUAL REPORT

A copy of our Annual Report on Form 10-K for the year ended December 31, 2010 was mailed or made available online concurrent with this proxy statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report on Form 10-K for the year ended December 31, 2010 is not incorporated into this proxy statement and is not considered proxy solicitation material.

FORM 10-K

We filed our Annual Report on Form 10-K for the year ended December 31, 2010 with the SEC on March 1, 2011. Stockholders may obtain additional copies of this report, without charge, by writing to our Corporate Secretary at our principal executive offices located at 14400 North 87th Street, Scottsdale, Arizona 85260.

By Order of the Board of Directors,

G. Michael Bridge
Corporate Secretary

April 14, 2011

VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. JDA SOFTWARE GROUP, INC. 1440O NORTH 87TH STREET VOTE BY PHONE — 1-800-690-6903 SCOTTSDALE, AZ 85260 Use any touch-tone telephone to transmit your voting instructions up until 11:59 Attn: Corporate Secretary P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. The Board of Directors recommends you vote FOR the following: 1. Election of Directors For Against Abstain 1 James D. Armstrong 0 0 0 2 Hamish N. Brewer 0 0 0 The Board of Directors recommends you vote FOR NOTE: May act upon all matters incident to the the following proposal: For Against Abstain conduct of the meeting and upon other matters as may properly come before the meeting or any 2 ADVISORY (NON-BINDING) VOTE TO APPROVE THE 0 0 0 adjournment thereof. COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS (SAY-ON-PAY) The Board of Directors recommends you vote 1 YEAR on the following proposal: 1 year 2 years 3 years Abstain 3 ADVISORY VOTE ON THE FREQUENCY OF FUTURE 0 0 0 0 ADVISORY VOTES ON EXECUTIVE COMPENSATION The Board of Directors recommends you vote FOR the following proposal: For Against Abstain 4 THE RATIFICATION OF OUR APPOINTMENT OF DELOITTE 0 0 0 & TOUCHE LLP AS OUR INDEPENDENT AUDITORS FOR R1.0.0.11699 THE FISCAL YEAR ENDING DECEMBER 31, 2011. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or 00001043311 partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report with 10K is/are available at www.proxyvote.com . JDA SOFTWARE GROUP, INC. Annual Meeting of Stockholders May 26, 2011 3:00 PM This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Hamish N.J. Brewer and G. Michael Bridge, or either of them, with full power of substitution to represent that undersigned and to vote all of the shares of common stock in JDA SOFTWARE GROUP, INC. (the “Company”), which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the JDA Software Group, Inc. World Headquarters, 14400 North 87th Street, Scottsdale, Arizona on Thursday, May 26, 2011 at 3:00 p.m. Scottsdale, Arizona time, and at any adjournment thereof (1) as hereinafter specified upon the proposals listed on the reverse side and as more particulalry described in the Company’s Proxy Statement, receipt of which is hereby acknowledged, and (2) in their discretion upon such other matters as may properly come before the meeting. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. R1.0.0.11699 00001043312 Continued and to be signed on reverse side